EXHIBIT 10.5.1

EXECUTION VERSION
CREDIT AGREEMENT

This Credit Agreement (this “Agreement”), entered into as of January 7, 2008, by and among TWINLAB CORPORATION, a Delaware corporation (“Borrower”), IDEA SPHERE INC., a Michigan corporation (“Parent”), and FIFTH THIRD BANK, a Michigan banking corporation (“Lender”), is as follows:

Section 1.                      Definitions; Construction.

1.1           Definitions.  All financial terms used in this Agreement but not defined in this Agreement have the meanings given to them by GAAP.  All terms that are defined in the Uniform Commercial Code, as now or hereafter enacted in the State of Ohio, that are not otherwise defined herein or in any other Loan Document, shall have the meanings set forth in such Uniform Commercial Code.  The following definitions are used herein:

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person.  For purposes of this definition, “control” of a Person means the power, direct or indirect, (a) to vote 10% or more of the securities (or other Ownership Interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (b) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise.  Without limiting the generality of the foregoing, each of the following will be deemed an Affiliate of each Loan Party for purposes of this Agreement:  all of (i) the Loan Parties, (ii) the Loan Parties’ respective officers, directors, and managers, and (iii) Parent’s shareholders which have the power, direct or indirect, to vote 10% or more of the Ownership Interests of Parent.

“Agreement” has the meaning given in the introductory paragraph hereof.

“Agreement Regarding Credit Insurance” means the Agreement Regarding Credit Insurance between Lender and Borrower dated as of the date of this Agreement.

“Alticor” means Alticor Inc., a Michigan corporation, and its successors and assigns.

“Alticor Note” means the Consolidated, Amended and Restated Promissory Note, dated as of October 31, 2007, in the original principal amount of $7,924,806.39, made by Borrower and Parent to the order of Alticor, as now exists or may, after the date of this Agreement, be renewed, extended, consolidated, or adjusted subject to Section 5.2 and any Refinancing Debt with respect thereto.

“A/P Trade Payable Agreements” means those agreements in substantially the form of Schedule 1.1A with the A/P Trade Payable Creditors.

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“A/P Trade Payable Agreements Reserves” means a Borrowing Base Reserve established by Lender in an aggregate amount, as of the first day of each month, equal to that portion of the payments due under the A/P Trade Payable Agreements over the three month period immediately following such date of determination (i.e., a rolling three month period) with respect only to the Over-60 Amounts.  The “Over-60 Amounts” means the Indebtedness owing to the A/P Trade Payable Creditors under the A/P Trade Payable Agreements which, as of December 31, 2007, was 60 days or more past due under their respective payment terms.

“A/P Trade Payable Creditors” means those Persons listed on Schedule 1.1B and their successors and assigns.

“Blocked Account” means, collectively, the “LaSalle Accounts”, as defined in the Blocked Account Agreement.

“Blocked Account Agreement” means the Blocked Account and Control Agreement dated on or about the date of this Agreement among LaSalle, Borrower, Parent, and Lender.

“Borrower” has the meaning given in the introductory paragraph hereof.

“Borrower Security Agreement” means the Security Agreement dated as of the date of this Agreement between Borrower and Lender.

“Borrower’s Facilities” means, collectively, those facilities described on Schedule 1.2 which are owned or leased by Borrower, as such Schedule may be amended from time to time.  “Borrower’s Facility” means each of the foregoing facilities.

“Borrowing Base” means, as of the relevant date of determination, the sum of:

(a)           77% (subject to Section 2.1(e)) of the then net amount of Eligible Accounts (i.e., less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed);

plus           (b)           the lesser of: (i) $10,000,000 (subject to Section 2.1(e)); and (ii) the sum of: (A) 30% (subject to Section 2.1(e)) of the then net amount of Raw Materials which are Eligible Inventory, (B) 55% (subject to Section 2.1(e)) of the then net amount of Finished Goods which are Eligible Inventory, and (C) 50% (subject to Section 2.1(e)) of the then net amount of Semi-Finished Goods which are Eligible Inventory; and

less           (c)           all then Borrowing Base Reserves.

“Borrowing Base Certificate” has the meaning given in Section 4.3(f).

“Borrowing Base Reserve Implementation” has the meaning given in Section 2.1(a).

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“Borrowing Base Reserves” means those reserves against the Borrowing Base deemed necessary by Lender from time to time in good faith based on such credit and collateral considerations as Lender may deem appropriate in its discretion exercised in good faith to reflect contingencies or risks which may adversely affect any or all of the Loan Collateral, the business, operations, or financial condition of Loan Parties taken as a whole or the security of the Obligations, including (i) 100% of the aggregate net mark-to-market exposure, as determined by Lender in good faith, of all Rate Management Obligations then owing by Borrower to Lender or its Affiliate under a Rate Management Agreement, (ii) the then A/P Trade Payable Agreements Reserves, (iii) reserves implemented by Lender from time to time with respect to license agreements where Borrower is the licensee (including under the Existing License Agreements); and (iv) reserves for obsolete, excess, and slow-moving Inventory.

                      “Business Day” means (a) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans bearing interest with reference to the LIBOR Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England and New York, New York for dealings in deposits in the London Interbank Market and (b) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business.  Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Contribution Agreement” means the Capital Contribution Agreement among Mark A. Fox, William W. Nicholson, David L. Van Andel, John Paul DeJoria, Parent, Borrower, and Lender dated as of the date of this Agreement.

“Capital Contribution Payments” means, for any period, aggregate amounts received by Lender in cash under the Capital Contribution Agreement and applied by Lender against the unpaid balance of the Loans in accordance with this Agreement.

“Capital Expenditures” means the aggregate of all expenditures by Loan Parties which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by Loan Parties on a consolidated basis.

“Capital Source” means CapitalSource Finance LLC, a Delaware limited liability company.

“Capitalized Lease” means any lease by a Loan Party of any Property (whether real, personal or mixed) as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of a Loan Party.

“Capitalized Lease Obligations” means all rental obligations of Loan Parties which, on a consolidated basis under GAAP, are or will be required to be capitalized on a Loan Party’s books, in each case taken at the amount thereof accounted for as Indebtedness in accordance with such principles.

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“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions or otherwise) which, individually or in the aggregate, results in:

(a)           a change in the ownership of Parent, such that (i) the Investment Group, together, fails to: (A) own legally and beneficially, free and clear of any Liens, at least 75%, on a fully diluted basis, of the outstanding Ownership Interests of Parent or (B) have the power to direct or cause the direction of the management and policies of Parent or (ii) any of William W. Nicholson, David L. Van Andel, Mark A. Fox or John Paul DeJoria, legally or beneficially, fail to own, free and clear of any Liens, at least 15%, on a fully diluted basis, of the outstanding Ownership Interests of Parent;

(b)           a change in the ownership of Borrower, such that Parent fails to: (i) own legally and beneficially, free and clear of any Liens (except in favor of Lender), 100%, on a fully diluted basis, of the outstanding Ownership Interests of Borrower or (ii) have the power to direct or cause the direction of the management and policies of Borrower;

(c)           during any period of 24 consecutive months (“Measurement Period”), the Approved Directors cease for any reason to constitute at least a majority of the Board of Directors of Parent.  “Approved Directors” means individuals, who at the beginning of the Measurement Period constitute the Board of Directors of Parent, together with any new director elected during the Measurement Period whose election by the Board of Directors, or whose nomination for election by Parent’s shareholders, was approved by a vote of at least two thirds (2/3) of the directors then in office;

(d)           the Board of Directors of Borrower ceasing to be composed of individuals who are appointed by Parent; or

(e)           William W. Nicholson or an Approved Successor (as defined below) ceases, for any reason, to serve as the chief executive officer of Borrower and Parent actively involved in Borrower’s and Parent’s management.  For purposes of the foregoing, an “Approved Successor” is the chief executive officer of Borrower and Parent elected by the Board of Directors of Borrower and Parent not more than 90 days after William W. Nicholson or any Approved Successor ceases to serve as the chief executive officer of Borrower and Parent and who is reasonably acceptable to Lender.

“Closing Date” means the date hereof or such later date as is mutually agreeable to Borrower and Lender.

“Closing Costs” means, to the extent included in the determination of Net Income, the closing costs related to the closing of the transactions contemplated by this Agreement (including attorneys’ fees and prepayment penalties owing to lenders being refinanced with the proceeds of the Loans).

“Closing Fee” has the meaning given in Section 2.7.

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“Collection Account” has the meaning given in Section 2.4(b).

“Commercial Letter of Credit” has the meaning given in Section 2.3(a).

“Contested Claim” has the meaning given in Section 4.6.

“Contra” has the meaning given in the definition of “Eligible Accounts”.

“Controlled Disbursement Account” has the meaning given in Section 2.4(a).

“Costs” has the meaning given in Section 4.10.

“Default Rate” means the applicable rates of interest set forth in the applicable Note plus an additional 3.0% per annum.  Lender agrees that if an Event of Default occurs solely as a result of a death of an Individual Guarantor, Lender will not, so long as no other Event of Default exists, impose the Default Rate until the date that is 30 days after the date of such Event of Default.  Lender agrees that if an Event of Default occurs solely as a result of a Fixed Charge Coverage Ratio violation, Lender will not, so long as no other Event of Default exists, impose the Default Rate based upon such Event of Default so long as Capital Contribution Payments are made within 5 Business Days of such violation in compliance with the Capital Contribution Agreement; provided that if such Capital Contribution Payments are not made within 5 Business Days of such violation in compliance with the Capital Contribution Agreement, Lender may, in addition to its other rights and remedies pursuant to this Agreement and the other Loan Documents, impose the Default Rate on and after the date of such Fixed Charge Coverage Ratio violation.

“Dilution Percentage” has the meaning given in Section 2.1(e).

“Disposition Proceeds” has the meaning given in Section 5.7.

“Dispositions” has the meaning given in Section 5.7.

“Dollars” and “$” means dollars in lawful currency of the United States of America unless otherwise indicated.

“EBITDA” means, for any period, the total (without duplication) in Dollars of (all as determined in accordance with GAAP on a consolidated basis): (a) Net Income, plus (b) the aggregate amount of Loan Parties’ depreciation and amortization expense for the applicable period to the extent deducted in the determination of Net Income, plus (c) the aggregate amount of Loan Parties’ interest expense for the applicable period to the extent deducted in the determination of Net Income, and plus (d) the aggregate amount of Loan Parties’ income and franchise tax expense for the applicable period to the extent deducted in the determination of Net Income.  For purposes of determining EBITDA, “Net Income” will be determined exclusive of any amounts, during such period, attributable to: (i) any upward inventory adjustments except to the extent of an upward inventory adjustment as certified by Loan Parties’ independent certified public accountants under GAAP as part of preparing Loan Parties’ annual audited Financial Statements and for which Lender is given notice of the amount thereof; (ii) any gain arising from the sale of capital assets; (iii) any gain arising from the write-up of any assets; (iv) any extraordinary gains and items of income; (v) any gains recognized by a Loan Party as earnings which relate to adjustments made by a Loan Party as a result of any extraordinary accounting adjustment; and (vi) any other non-operating, non-recurring gains.

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“Eligible Accounts” means, as of the relevant date of determination, those trade accounts owned solely by Borrower, evidenced by Borrower’s standard invoice therefor, payable in cash in Dollars and which arise out of a bona fide, lawful and final sale of Finished Goods or the provision of services, in each case in the ordinary course of Borrower’s business as presently conducted by it to a Person who has entered into a binding written agreement with Borrower therefor, and with respect to which the services covered thereby have been rendered and accepted by the account debtor or its designee or the Finished Goods covered thereby have been delivered to the account debtor or its designee and accepted by such account debtor or designee, (a) that are due and payable within 31 days after the invoice date therefor (61 days with respect to Foreign Accounts that are otherwise Eligible Accounts), (b) that are subject to the first priority security interest of Lender, (c) that are not subject to any Lien of any other Person except to the extent, if applicable, of any Permitted Liens, (d) that strictly comply with all of Borrower’s warranties and representations to Lender in the Loan Documents, and (e) with regard to which Borrower strictly complies with its covenants with Lender in the Loan Documents; provided that Eligible Accounts shall not include the following:

(i)           Accounts with respect to which more than 90 days have elapsed since the date of the original invoice applicable thereto (or 120 days with respect to Foreign Accounts that are otherwise Eligible Accounts);

(ii)           Accounts with respect to which the account debtor is a shareholder, member, partner, officer, employee or agent of Borrower or any other Affiliate of Borrower;

(iii)           Accounts with respect to which the account debtor is not (A) a resident of the United States or Providence of Canada with respect to an individual or (B) organized and qualified to do business under the laws of any State of the United States or Providence of Canada with respect to Persons other than individuals (each, a “Foreign Account”), unless the Foreign Account (1) is supported by an irrevocable letter of credit issued (x) by a financial institution satisfactory to Lender in its discretion exercised in good faith and (y) on terms acceptable to Lender in its discretion exercised in good faith, and, if so requested by Lender, delivered to Lender in pledge for negotiation and presentment or (2) is insured to the satisfaction of Lender by satisfactory credit insurance of which Lender is the sole loss payee;

(iv)           Government Accounts unless (A) it arises from a government contract, a copy of which has been delivered to Lender, (B) it arises from a completed task order that has been approved for billing by the applicable Governmental Authority account debtor and (C) the Federal Assignment of Claims Act or, as applicable, a State Assignment of Claims Law, has been complied with to Lender’s satisfaction and Borrower has duly executed and delivered to Lender all required instruments and documents, which are required to be executed and delivered by Borrower under the Federal Assignment of Claims Act, or as applicable, State Assignment of Claims Law, to assign Borrower’s interests in such Accounts to Lender; provided that should any Governmental Authority notify Lender that it is refusing to recognize any assignment made under the Federal Assignment of Claims Act or a State Assignment of Claims Law with respect to any Government Account, such Government Account will immediately become an ineligible Account;

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(v)           Accounts with respect to which the account debtor is any State of the United States or any city, town municipality or division thereof that requires (A) Borrower to support its obligations to such account debtor with a performance bond issued by a surety company or (B) Lender to comply with any a State Assignment of Claims Law or any municipal assignment of claims law or equivalent;

(vi)           Accounts which are subject to set-off, credit, returns, rebates, contras, allowance or adjustment (a “Contra”) by the account debtor (except discounts allowed for prompt payment); provided that if a Contra exists with respect to an Account, the net amount not subject to the Contra owed, as of any date, by such account debtor to Borrower in respect of such Account, as determined by Lender in its discretion exercised in good faith, will, if otherwise eligible, be an Eligible Account;

(vii)           (A) Accounts owing from any single account debtor, other than Wal-Mart Stores, Inc. and its Affiliates, but only to the extent, as of any date, that the total amount of such account debtor’s otherwise Eligible Accounts (but for the application of this clause (vii)) owing to Borrower exceeds 20% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Accounts of Borrower, and only with respect to the excess amount above such 20% limitation or (B) Accounts owing from Wal-Mart Stores, Inc. and its Affiliates, but only to the extent, as of any date, that the total amount of such account debtors’ otherwise Eligible Accounts (but for the application of this clause (vii)) owing to Borrower exceeds 25% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Accounts of Borrower, and only with respect to the excess amount above such 25% limitation;

(viii)           Accounts owed by a particular account debtor when 50% or more of the total Accounts of such account debtor are ineligible under this definition;

(ix)           Accounts owed by any account debtor which has filed or has had filed against it or its Affiliates a petition for bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws for so long as such case, proceeding, or other action is still pending;

(x)           Accounts owed by any account debtor which has made a general assignment for the benefit of creditors;

(xi)           Accounts with respect to which the account debtor (the “Subject Customer”) is located in any one or more of New Jersey, Minnesota, or West Virginia, unless, (A) with respect to Accounts with respect to which the Subject Customer is located in New Jersey, Borrower has properly qualified to do business in New Jersey or has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (B) with respect to Accounts with respect to which the Subject Customer is located in Minnesota, Borrower has properly qualified to do business in Minnesota or has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, or (C) with respect to Accounts with respect to which the Subject Customer is located in West Virginia, Borrower has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year; provided that Accounts shall not fail to be Eligible Accounts solely under this clause (xi) from the Closing Date until January 31, 2008, if Borrower is diligently pursuing such qualifications or filings during such period;

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(xii)           Accounts which are evidenced by a promissory note or other instrument (other than a check prior to the collection thereof) or chattel paper;

(xiii)           Accounts which (A) are generated by a sale on approval, a bill and hold sale, a guaranteed sale, a sale on consignment, or other type of conditional sale or which are subject to progress billing or (B) consist (or to the extent consisting) of retainage;

(xiv)           Accounts for which Borrower was required to have issued a surety bond (whether bid, performance or otherwise) with respect to Borrower’s performance of the services giving rise to the Account;

(xv)           Accounts which (A) consist (or to the extent consisting) of deposits, (B) consist (or to the extent consisting) of vendor warranty claims, (C) consist (or to the extent consisting) of finance charges, service charges, or interest on delinquent Accounts, (D) are proceeds of consigned Inventory, (E) are C.O.D. sales, (F) consist (or to the extent consisting) of credits in past due balances, and (G) are debit memoranda; or

(xvi)           Accounts deemed to be ineligible by Lender based upon such other credit, creditworthiness, and collateral considerations as Lender may deem appropriate, in Lender’s judgment exercised in good faith.  Accounts which are deemed to be Eligible Accounts, but which subsequently fail to meet the foregoing criteria for Eligible Accounts, shall immediately cease to be Eligible Accounts for the purpose of determining the Borrowing Base.  If, at any time, Lender exercises its discretion under this clause (xvi) to make any Accounts ineligible solely as a result of the exercise of Lender’s rights under this clause (xvi) (“Discretionary Ineligible Accounts Determination”), Lender will give Borrower 5 Business Days advance written notice of such Discretionary Ineligible Accounts Determination unless an Event of Default then exists, in which case Lender will give Borrower contemporaneous oral or written notice of such Discretionary Ineligible Accounts Determination.

“Eligible Inventory” means, as of the relevant date of determination, Inventory owned solely by Borrower and held at a Borrower’s Facility which is comprised of: (a) finished goods owned and held by Borrower at a Borrower’s Facility for sale in the ordinary course of Borrower’s business as presently conducted by it (“Finished Goods”), (b) bulk tablets, capsules, soft gels and other completed items of Inventory that have been completely manufactured and are awaiting only bottling and other packaging before being classified by Borrower as Finished Goods on its books (“Semi-Finished Goods”), or (c) raw materials, in their unmanufactured or unblended state, owned and held by Borrower at a Borrower’s Facility that will be converted or fabricated into Semi-Finished Goods and then Finished Goods in the ordinary course of Borrower’s business as presently conducted by it (“Raw Materials”).  Inventory will be valued at the lower of fair market value or cost based on FIFO (other than with respect to determining the Net Orderly Liquidation Value thereof).  The following Inventory shall be ineligible:

(i)           work-in-process (other than Semi-Finished Goods);

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(ii)           obsolete, slow-moving or unsalable items of Inventory or any reserves established in Borrower’s Financial Statements delivered to Lender in respect of any Inventory;

(iii)           any Inventory in which Lender does not have a valid, first priority and fully perfected security interest;

(iv)           Inventory located outside the continental United States;

(v)           any Inventory located at any leased location, public warehouse or any other location owned or controlled by a third party unless (subject to any additional requirements imposed by Lender, in its discretion exercised in good faith, to protect Borrower’s title thereto or Lender’s Lien thereon) Lender has first received: (A) a bailee waiver letter or warehouseman’s agreement acceptable to Lender from such warehouseman or bailee and such warehousemen or bailee has not issued a negotiable document of title as to any of the Eligible Inventory or (B) a landlord’s waiver acceptable to Lender with respect to such leased premises;

(vi)           (A) any Inventory that is subject to the first priority security interest of any Person other than Lender, (B) any Inventory subject to a Lien of any Person except to the extent, if applicable, of any Permitted Liens, or (C) any Inventory subject to a claim of title by a government authority under 48 C.F.R. Section 52.232.16;

(vii)           Inventory which consists of supplies, packaging or hazardous substances under applicable law;

(viii)           Inventory which has been consigned to or by Borrower or has been sold to Borrower in any sale on approval or sale and return transaction;

(ix)           Inventory that is in transit to or from a Borrower’s Facility other than Inventory that is in transit from a Borrower’s Facility to another Borrower’s Facility and that is in transit for less than 3 days;

(x)           Inventory (A) with respect to which insurance proceeds are not payable to Lender as loss payee in accordance with the Loan Documents or (B) which is subject to a negotiable warehouse receipt or other negotiable instrument;

(xi)           Inventory that is subject to any trademark, trade name, patent or licensing arrangement, any contractual arrangement, or any law, rule or regulation that could, in any instance in Lender’s judgment exercised in good faith, limit or impair the ability of Lender to promptly exercise any of its rights with respect thereto; provided that, and without limitation to Lender’s ability to implement or modify any Borrowing Base Reserves, so long as a written agreement in a form satisfactory to Lender between Lender and the holder of any licenses under the applicable agreement is in effect, Inventory subject to the licensing arrangements under the applicable agreement will not be deemed ineligible solely as a result of this clause (xi); provided further, so long as Borrower is diligently and in good faith proceeding to obtain agreements with holders of the licenses in forms acceptable to Lender, Lender will not make Inventory subject to any such license agreements ineligible until the earlier of (a) three months after the Closing Date and (b) the date that Lender has determined in its discretion exercised in good faith that such agreement is unlikely to be executed;

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(xii)           any Inventory which (A) is the subject of a recall, withdrawal, off-sale order, warning letter, seizure or other enforcement action by the FDA or (B) has been acquired, manufactured, labeled, stored, or distributed in violation of applicable law;

(xiii)           any Inventory which does not meet the applicable specifications of Borrower’s customers for such Inventory; and

(xiv)           any other Inventory deemed ineligible by Lender, in its discretion exercised in good faith, based on such credit and collateral considerations as Lender may deem appropriate.  Inventory which is deemed to be Eligible Inventory, but which subsequently fails to meet the foregoing criteria for Eligible Inventory, shall immediately cease to be Eligible Inventory for the purpose of determining the Borrowing Base.  If, at any time, Lender exercises its discretion under this clause (xiv) to make any Inventory ineligible solely as a result of the exercise of Lender’s rights under this clause (xiv) (“Discretionary Ineligible Inventory Determination”), Lender will give Borrower 5 Business Days advance written notice of such Discretionary Ineligible Inventory Determination unless an Event of Default then exists, in which case Lender will give Borrower contemporaneous oral or written notice of such Discretionary Ineligible Inventory Determination.

“Environmental Laws” means all federal, state, local and foreign laws from time to time in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, and injunctions entered, promulgated or approved thereunder.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning given in Section 3.13.

“Event of Default” has the meaning given in Section 6.1.

“Event of Loss” means, with respect to any Equipment or Mortgaged Property, any of the following: (a) any loss, destruction or damage of such Equipment or Mortgaged Property or (b) any condemnation or taking by exercise of the power of eminent domain of such Equipment or Mortgaged Property by any Governmental Authority.

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“Existing License Agreements” means, collectively, (a) the Amended and Restated License and Services Agreement dated as of February 13, 2007, by and between Weil Lifestyle, LLC, an Arizona limited liability company, as licensor, and Parent and Borrower, as licensee, (b) the License and Services Agreement dated as of October 1, 2006, by and between Alan Greene, MD, Cheryl Greene, Green Ink, Inc., and Ag Sales and Marketing, Inc., as licensor, and Parent and Borrower, as licensee, (c) the Supply Agreement dated as of June 25, 2002, by and between Nutratech, Inc., a New Jersey corporation, as licensor, and Borrower, as assignee of Twin Laboratories Inc., as licensee, (d) the “Super Citrimax Full Strength” Licensing Agreement dated as of December 3, 2003, by and between InterHealth Nutraceuticals Incorporated, a California corporation, as licensor, and Parent, as assignee of Metabolife International, Inc., as licensee, (e) the Non-Exclusive License Agreement dated as of January 22, 2004, by and between Biocell Technology LLC, a California limited liability company, as licensor, and Borrower, as licensee, (f) the Agreement dated as of April 12, 2004, by and between Grow Company, Inc., a New Jersey corporation, as licensor, and Borrower, as licensee, (g) the Chromemate Licensing Agreement dated as of December 3, 2003, by and between InterHealth Nutritionals Incorporated, a California corporation, as licensor, and Parent, as assignee of Metabolife International, Inc., as licensee, (h) the Product Development Agreement dated as of May 3, 2001, by and between Long Beach ApS, a Danish corporation, as licensor, and Parent, as assignee of Metabolife International, Inc., as licensee, (i) the License Agreement dated as of May 15, 2002, by and among Fungi Perfecti LLC, a Washington limited liability company, and Paul Stamets, an individual, as licensor, and Natural2U, as licensee, (j) the Rejuvenated and Amended License Agreement Between Natural 2U LLC and New Chapter, Inc. dated as of September 10, 2007, by and between Natural2U, as licensor, and New Chapter, Inc., as licensee, (k) the Product Distribution & Labelling Agreement Neptune Krill Oil (NKO) dated as of March 2, 2005, by and between Neptune Technologies & Bioressources Inc., as licensor, and Parent, as licensee, (l) the License Agreement dated as of May 19, 2005, by and among Taiyo International, Inc., a wholly-owned subsidiary of Taiyo Kagaku Co., Ltd., and NutriScience Innovations, LLC, as licensor, and Parent, as licensee, (m) the Confidential Trademark License Agreement dated as of August 10, 2005 by and between Ocean Nutrition Canada Limited, as licensor, and Parent, as licensee, (n) the License And Product Supply Agreement dated as of October 6, 2003, by and between Unigen Pharmaceuticals, Inc., a Delaware corporation, as licensor, and Borrower, as assignee of Twin Laboratories, Inc., as licensee, (o) the License And Product Supply Agreement dated as of February 24, 2004, by and between Unigen Pharmaceuticals, Inc., a Delaware corporation, as licensor, and Borrower, as licensee, (p) the License and Product Supply Agreement dated as of April 1, 2005, by and between Unigen Pharmaceuticals, Inc., a Delaware corporation, as licensor, and Borrower, as licensee, (q) the Inovis USA, Inc. Software License Agreement No. SLA-US-MMX022704TLX0101 dated as of March 8, 2004, by and between Inovis USA, Inc., a Georgia corporation, as licensor, and Borrower, as licensee, (r) the License Assignment Agreement And Amendment To License Agreement dated as of December 5, 2003, by and among SAP America, Inc., a Delaware corporation, as licensor, and Borrower and Parent, as licensee, (s) the Agreement Between TABS Group, Inc. And Ideasphere, Inc. dated as of May 12, 2006, by and between TABS Group, Inc., as licensor, and Parent, as licensee, (t) the Friend Agreement dated as July 31, 2007, by and between National Osteoporosis Foundation, as licensor, and Borrower, doing business as Cole Water Corp., as licensee, (u) the Order Confirmation and Agreement for One-Time Orders dated as of May 7, 2007, by and between AC Nielsen (US), Inc., as licensor, and Parent, as licensee, (v) Customer Agreement dated as of March, 2007, by and between International Business Machines Corporation, as licensor, and Parent, as licensee, (w) Manufacturer Agreement dated as of June 28, 2005, by and between CVS Pharmacy, Inc., as licensor, and Parent, as licensee, (x) Product Supply Agreement dated as of March 23, 2007, by and between Ganeden Biotech, Inc., a Delaware corporation, as licensor, and Parent, as licensee, (y) the License and Service Agreement dated as of September 1, 2007, by and between Hollace Rice, an individual and resident of the State of California, as licensor, and Borrower, as licensee, and (z) the Information Services Agreement dated as of April 12, 2007, by and between SPINS, Inc., a Delaware corporation, as licensor, and Parent, as licensee, in each case as may heretofore or hereafter be amended, renewed, consolidated, restated or replaced from time to time.

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“Extraordinary Expenses” means, for any period, the total (without duplication) in Dollars of (all as determined in accordance with GAAP on a consolidated basis): (a) any extraordinary losses incurred by a Loan Party during such period, (b) any extraordinary expense recognized by a Loan Party during such period which relates to adjustments made by a Loan Party as a result of any extraordinary accounting adjustment, and (c) any other non-operating, non-recurring losses or expenses incurred by a Loan Party during such period, all to the extent deducted from Net Income.

“FDA” means the United States Food and Drug Administration and any successor thereof.

“Federal Assignment of Claims Act” means the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 and 41 U.S.C. § 15).

“FIFO” means a first-in, first-out method of inventory cost accounting in accordance with GAAP.

“Fifth Third Shareholder Loans” means the Indebtedness owing to Lender (or its successors or assigns) under the documents, instruments and agreements attached hereto as Schedule 1.3 (collectively, the “Fifth Third Shareholder Loans Documents”).

“Financial Covenants” means each of the financial covenants contained in Sections 5.3, 5.10, 5.11 and 5.12.  The Financial Covenants set forth in Sections 5.3, 5.10, 5.11 and 5.12 will be based solely on Loan Parties’ consolidated financial performance.

“Financial Statements” has the meaning given in Section 3.8.

“Finished Goods” has the meaning given in the definition of Eligible Inventory.

“Fiscal Quarter” means, in respect of a date as of which the applicable Financial Covenant is being calculated or financial report is being furnished, any fiscal quarter of a Fiscal Year, the first Fiscal Quarter of a Fiscal Year beginning on January 1 and ending on March 31, the second Fiscal Quarter of a Fiscal Year beginning on April 1 and ending on June 30, the third Fiscal Quarter of a Fiscal Year beginning on July 1 and ending on September 30, and the fourth Fiscal Quarter of a Fiscal Year beginning on October 1 and ending on December 31.

“Fiscal Year” means Loan Parties’ fiscal year for financial accounting purposes, beginning on January 1st and ending on December 31st.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio resulting from dividing: (a) the sum of (i) EBITDA for any Test Period, (ii) plus any Extraordinary Expenses incurred in that same Test Period up to an aggregate amount equal to $100,000, plus (iii) the Closing Costs incurred in that same Test Period, less (iv) Loan Parties’ aggregate consolidated Non-financed Capital Expenditures made in cash during that same Test Period, by (b) Fixed Charges for that same Test Period.

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“Fixed Charges” means, for the applicable Test Period, the total (without duplication), in Dollars, of (all as determined on a consolidated basis in accordance with GAAP): (a) the principal amount of Loan Parties’ consolidated long-term debt and obligations, in each case, paid during the applicable Test Period; (b) the principal portion of Loan Parties’ aggregate consolidated Capitalized Lease Obligations paid during the applicable Test Period; (c) Loan Parties’ aggregate consolidated cash payments of interest during the applicable Test Period (including interest paid on the Obligations, the Fifth Third Shareholder Loans, the Alticor Note, the Owner/Affiliate Subordinated Debt, the LaSalle Debt, the Capitalized Lease Obligations and any other Indebtedness for the applicable Test Period); (d) Loan Parties’ aggregate consolidated cash payments of income and franchise taxes during such Test Period (whether or not in the form of Tax Distributions); and (e) dividends and distributions paid by Parent to its shareholders for such Test Period (provided that nothing herein shall be deemed to allow any such dividends and distributions unless expressly permitted under Section 5.6).

“Foreign Accounts” has the meaning given in the definition of Eligible Accounts.

“Funded Indebtedness” means, as of any date of determination, the principal portion of all Indebtedness (without duplication) of Loan Parties on a consolidated basis: (a) in respect of any borrowed money (including the Obligations and excluding the Owner/Affiliate Subordinated Debt, the Indebtedness evidenced by the Alticor Note, the LaSalle Debt and the Fifth Third Shareholder Loans); (b) evidenced by any loan or credit agreement, promissory note, debenture, bond, or other similar written obligation to pay money (including the Loan Documents and excluding the Owner/Affiliate Subordinated Debt Documents, the Alticor Note, the Fifth Third Shareholder Loans Documents and the LaSalle Debt Documents); (c) under any Capitalized Lease, Synthetic Lease or any form of off-balance sheet financing; (d) for the deferred and unpaid purchase price of any Property or business or any services (other than trade accounts and accrued liabilities payable incurred in the ordinary course of business and constituting current liabilities not more than ninety (90) days in arrears measured from the date of billing or accrual), all as determined in accordance with GAAP; and (e) any guaranty or endorsement of, or responsibility for any Indebtedness of the types described in this definition.

“Funding Account” has the meaning given in Section 2.4(a).

“Health Letter” has the meaning given in the definition of “Loan Parties”.

“Health Med” has the meaning given in the definition of “Loan Parties”.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect at the time any determination is made or Financial Statement or information is required or furnished under this Agreement.

“Government Accounts” means Accounts with respect to which the account debtor is a United States Debtor or another Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any body exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency, department or instrumentality thereof.

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“Guarantor Material Adverse Effect” means a material adverse effect, as determined by Lender in good faith, on (a) an Individual Guarantor’s: (i) business, assets, operations, or financial condition or (ii) ability to perform any of his respective payment obligations under his applicable Individual Guaranty or the Capital Contribution Agreement or (b) the ability of Lender to exercise any of its rights or remedies under the Loan Documents or by law provided.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Inactive Subsidiary” means each of Planet Earth, Health Med, TGI Organic, PE Group, Natural Pet Nutrition, Health Letter, Med Letter and Luxembourg Sub.

“Increased LOC Costs” has the meaning given in Section 2.3(k).

“Indebtedness” means all of a Person’s indebtedness, obligations, and liabilities to any other Person, including: (a) in respect of Loan Parties, the Obligations (including any and all Rate Management Obligations), the Owner/Affiliate Subordinated Debt, the Alticor Note, the LaSalle Debt, (b) all Guaranty Obligations, and (c) all other debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise, to the extent the foregoing would be classified as a liability on a Person’s balance sheet in accordance with GAAP.

“Individual Guaranties” means each Guaranty made by an Individual Guarantor in favor of Lender and Lender’s Affiliates.

“Individual Guarantors” means each of, and collectively, Mark A. Fox, William W. Nicholson, David L. Van Andel, Peter A. Lusk, and John Paul DeJoria.

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“Investment Group” means, collectively, Mark A. Fox; William W. Nicholson; TRPE LLC, a Delaware limited liability company; David L. Van Andel, as Trustee under The David Van Andel Trust dated November 30, 1993, as amended; Sofisco Nominees LTD., a limited liability company incorporated in the Island of Nevis; Daniel Harrop; Oblates of St. Francis de Sales, Incorporated, a Delaware non-profit corporation; and Tom Grimmett, as Trustee under JP’s Nevada Trust, dated February 3, 2005, as amended.

“Investments” has the meaning given in Section 5.9.

“ISI Brands” has the meaning given in the definition of “Loan Parties”.

“Joint Venture Agreements” means the respective articles of incorporation (or equivalent in the case of a corporation), articles of organization (or equivalent in the case of a limited liability company), bylaws (or equivalent in the case of a corporation), operating agreement (or equivalent in the case of a limited liability company), agreement of limited partnership, shareholders (or stockholders) agreements, resolutions, actions, or other applicable charter or other governing documents for the Joint Ventures.

“Joint Ventures” means, individually and collectively, Mycopesticide LLC, a Delaware limited liability company (“Mycopesticide”), and A2 Milk Company LLC, a Delaware limited liability company (“A2 Milk Company”).

“Knowledge” of a Person means, when used in the context of the phrase “to a Person’s Knowledge” or a similar reference to “Knowledge,” that such Person is without actual knowledge that the representation, warranty or other statement is untrue.

“LaSalle” means LaSalle Bank Midwest National Association and its successors and assigns.

“LaSalle Debt” means (a) the Indebtedness evidenced by the LaSalle Debt Notes, the LaSalle Letter Agreement (as defined in the LaSalle Intercreditor Agreement) and (b) all other LaSalle Obligations (as defined in the LaSalle Intercreditor Agreement), all as now exist or may, after the date of this Agreement, be renewed, extended, consolidated, adjusted or increased subject to Section 5.2 and any Refinancing Debt with respect thereto.

“LaSalle Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a default or breach by Parent, Borrower and/or, as applicable, any other Loan Party of or under any of the LaSalle Debt Documents, after the lapse of any applicable notice and cure periods, that would permit any LaSalle to accelerate the maturity of the LaSalle Debt, (b) the maturity of any of the LaSalle Debt Notes or the LaSalle Letter Agreement (as defined in the LaSalle Intercreditor Agreement) or (c) any acceleration of any of the LaSalle Debt.

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“LaSalle Debt Documents” means, collectively, (a) the LaSalle Debt Notes, (b) the LaSalle Letter Agreement (as defined in the LaSalle Intercreditor Agreement), (c) the other LaSalle Obligations Documents (as defined in the LaSalle Intercreditor Agreement), and (d) any other document, instrument or agreement evidencing the LaSalle Debt, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 5.2, as at any time after the date of this Agreement amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements given, subject to Section 5.2, in substitution of any of them (including in connection with any Refinancing Debt with respect thereto).

“LaSalle Debt Notes” has the meaning given on Schedule 1.4.

“LaSalle Intercreditor Agreement” means the Intercreditor Agreement between LaSalle and Lender dated as of the date of this Agreement, among other things, subordinating the respective LaSalle Debt to the Obligations.

“Lender” has the meaning given in the introductory paragraph hereof.

“Lender E-mail Address” has the meaning given in Section 9.10.

“Letter of Credit” means a Standby Letter of Credit or a Commercial Letter of Credit issued by Lender pursuant to Section 2.3.

“Letter of Credit Availability” means, as at any time, an amount equal to the lesser of: (a) an amount equal to (i) $2,000,000 less (ii) the then Letter of Credit Exposure and (b) the then Revolving Loan Availability.

“Letter of Credit Collateral Account” has the meaning given in Section 6.5.

“Letter of Credit Deficiency” means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.

“Letter of Credit Documents” means, with respect to each and every Letter of Credit, (a) a standby letter of credit application and agreement on Lender’s then customary form (the “Standby Letter of Credit Application”) or a commercial letter of credit application and agreement on Lender’s then customary form (the “Commercial Letter of Credit Application”) (a Standby Letter of Credit Application and a Commercial Letter of Credit Application being collectively and each, a “Letter of Credit Application”), and (b) any other agreements, certificates, documents and information as Lender may reasonably request relating to a Letter of Credit.

“Letter of Credit Exposure” means, as at any time, the sum of (a) the Letter of Credit Face Amount of all outstanding Letters of Credit and (b) all unreimbursed drawings under any Letters of Credit (whether or not outstanding).

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“Letter of Credit Face Amount” of any Letter of Credit means, as at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

“Letter of Credit Obligations” means, as at any time, the sum of (a) the aggregate Letter of Credit Face Amount for all outstanding Letters of Credit plus (b) the aggregate outstanding amount of Borrower’s unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, including any Indebtedness of Borrower incurred or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder, all amounts charged or chargeable to Borrower, including any and all Lender charges, expenses, fees and commissions payable hereunder or under any Letter of Credit Document, and all duties and taxes and costs of insurance that pertain to such Letters of Credit that are payable by Borrower pursuant to Section 4.10 or under any Letter of Credit Document).

“LIBOR Rate” has the meaning given in the Revolving Note.

“LIBOR Rate Revolving Loan” means that portion of the Revolving Loans which, as of any date, bears interest at an interest rate per annum equal to the LIBOR Rate plus the applicable margin as set forth in the Revolving Note.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the Uniform Commercial Code to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Line of Credit” has the meaning given in Section 2.1(a).

“Loan Collateral” means, collectively, the Collateral (as defined in each of the Security Agreements), the Mortgaged Property (as defined in the Mortgage), the Patent Collateral (as defined in the Patent Security Agreement), the Pledged Collateral (as defined in the Parent Pledge Agreement), the Trademark Collateral (as defined in the Trademark Security Agreement), the Property subject to the Agreement Regarding Credit Insurance, and any other security or collateral provided from time to time by, or on behalf of, any Loan Party or any other Person for the Obligations.

“Loan Documents” means, collectively, this Agreement, the Notes, the Individual Guaranties, the Loan Party Guaranty, the Security Documents, the Capital Contribution Agreement, the Owner/Affiliate Subordination Agreements, the LaSalle Intercreditor Agreement, each Rate Management Agreement between Borrower and Lender or any Affiliate of Lender, the Letter of Credit Documents, and every other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Obligations, and “Loan Document” means any one of the Loan Documents, and as now in effect or as at any time after the date of this Agreement amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Lender or, as applicable, an Affiliate of Lender.

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“Loan Party” and “Loan Parties” mean, respectively, each of Borrower; Parent; Health Letter, Inc., a Michigan corporation (“Health Letter”); Health Med, Inc., a Michigan corporation (“Health Med”); ISI Brands Inc., a Michigan corporation (“ISI Brands”); Med Letter, Inc., a Michigan corporation (“Med Letter”); Natural2U LLC, a Michigan limited liability company (“Natural2U”); Natural Pet Nutrition, L.L.C., a Delaware limited liability company (“Natural Pet Nutrition”); PE Group, LLC, a Delaware limited liability company (“PE Group”); Planet Earth Ventures, LLC, a Michigan limited liability company (“Planet Earth”); REBUS, LLC, a Delaware limited liability company (“Rebus”); 701 Corporation, a Michigan corporation (“701 Corporation”); and TGI Organic, LLC, a Michigan limited liability company (“TGI Organic”), and, collectively, Borrower, Parent, Health Letter, Health Med, ISI Brands, Med Letter, Natural2U, Natural Pet Nutrition, PE Group, Planet Earth, Rebus, 701 Corporation, and TGI Organic.  Without limiting the generality of the foregoing and for the avoidance of doubt, the Joint Ventures are not Loan Parties.

“Loan Party Guaranty” the Guaranty made by the Non-Borrower Loan Parties in favor of Lender and Lender’s Affiliates with respect to all of the Obligations.

“Loan Party Security Agreement” means the Security Agreement dated as of the date of this Agreement between the Non-Borrower Loan Parties and Lender.

“Loans” means the Revolving Loans (including the Letter of Credit Exposure), the Term Loans, and any other loans or other extensions of credit or financial accommodations under Section 2 from time to time from Lender or its Affiliates to Borrower.

“LOC Fee” has the meaning given in Section 2.3(j).

“Lock Box” has the meaning given in Section 2.4(b).

“Luxembourg Sub” means IdeaSphere Luxembourg S.a.r.l., a corporation organized and existing under the laws of Luxembourg.

“Material Adverse Effect” means a material adverse effect, as determined by Lender in good faith, on (a) Loan Parties’ (taken as a whole): (i) business, assets, operations, or financial condition or (ii) ability to perform any of their respective payment obligations, Financial Covenant or other negative covenants in Section 5, or other material obligations under this Agreement or any of the other Loan Documents, (b) the recoverable value of the Loan Collateral or Lender’s rights or interests therein, (c) the enforceability of any of the Loan Documents, or (d) the ability of Lender to exercise any of its rights or remedies under the Loan Documents or by law provided.

“Material Agreements” means any of the following contracts, instruments or other agreements to which any Loan Party is a party or to which any of its assets are subject:

(a)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

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(b)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the term of which extends over a period of more than one year from the date hereof or which involves consideration in excess of $100,000;

(c)           any agreement concerning a partnership or joint venture;

(d)           any agreement (or group of related agreements) under which a Loan Party has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, or any Capitalized Lease Obligation, in excess of $50,000 or under which a Person has imposed a Lien on any of a Loan Party’s assets, tangible or intangible, in excess of such amount;

(e)           any material agreement concerning confidentiality or non-competition;

(f)           any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of any of a Loan Party’s current or former shareholders, members, managers, directors, officers, or employees;

(g)           any collective bargaining agreement;

(h)           any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

(i)           any agreement under which a Loan Party has advanced or loaned any amount to any of its shareholders, members, managers, directors, officers, or employees outside the ordinary course of business consistent with past custom and practice (including with respect to quality and frequency);

(j)           any agreement under which the consequences of a default or termination would have a Material Adverse Effect;

(k)           any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(l)           any agreement under which a Loan Party has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

(m)           any other agreement (or group of related agreements) entered into other than in the ordinary course of business, the performance of which extends over a period of more than one year from the date entered into or which involves consideration in excess of $100,000.

“Med Letter” has the meaning given in the definition of “Loan Parties”.

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“Mortgage” means the Trust Deed, Assignment of Rents, Security Agreement and Fixture Filing dated as of the date of this Agreement and granted by Borrower to Lender on Borrower’s fee simple estate in the real property described therein situated in Utah County, Utah (commonly known as 600 East Quality Drive, American Fork, Utah 84003), constituting a first Lien thereon.

“Multiemployer Plan” means a “multiemployer plan” as defined in ERISA.

“Natural Pet Nutrition” has the meaning given in the definition of “Loan Parties”.

“Net Income” means, for any applicable period, with respect to Loan Parties, their after tax net income, all as determined on a consolidated basis in accordance with GAAP.  Net Income will exclude, however, the earnings of the Joint Ventures unless (and only to the extent) such earnings shall actually have been received by a Loan Party during such applicable period in the form of a cash distribution.

“Net Orderly Liquidation Value” means, as of any date, with respect to Borrower’s Inventory, the orderly liquidation value thereof as determined in a manner acceptable to Lender by an appraiser acceptable to Lender in the exercise of its discretion in good faith, net of all costs of liquidation thereof, pursuant to then current appraisal.

“Net Proceeds” means any payments, proceeds, or other amounts received by a Loan Party (or by any Person on its behalf), with respect to any of the matters described in Section 2.2(g), net of (a) any applicable tax paid by a Loan Party thereon, (b) any payment required on any Permitted Purchase Money Indebtedness secured by a Lien on any Equipment on which Lender does not have a first priority security interest to the extent permitted by this Agreement, and (c) any reasonable out-of-pocket expense incurred by a Loan Party, including reasonable attorneys’ fees, to obtain such payment, proceed or other amount.

“Non-Borrower Loan Party” means a Loan Party exclusive of Borrower, and “Non-Borrower Loan Parties” means all Loan Parties exclusive of Borrower.

“Non-financed Capital Expenditures” means the total amount of Capital Expenditures for any period, as determined on a consolidated basis in accordance with GAAP, made by Loan Parties determined exclusive of those Capital Expenditures made from (a) funds borrowed by a Loan Party (for purposes of this clause (a) “funds borrowed” will not include funds borrowed from Lender as a Revolving Loan) or pursuant to any Capitalized Lease or (b) the proceeds of condemnation or eminent domain proceedings or any insurance proceeds resulting from any Event of Loss.

“Notes” means each of, and collectively: (a) the Revolving Note, (b) the Term Loan A Note, (b) the Term Loan B Note, (c) the Term Loan C Note, and (d) any other promissory note made from time to time by Borrower in favor of Lender to evidence any of the Obligations.

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“Obligations” means, collectively, (i) the Loans, the Letter of Credit Obligations, the Rate Management Obligations, and all other loans, advances, debts, liabilities, obligations, indemnities, covenants and duties of Loan Parties (individually and collectively) owed to Lender (or any other Affiliate of Fifth Third Bancorp) of any kind, present or future, under, or arising out of, this Agreement, the Notes and the other Loan Documents and whether for the payment of money, whether arising out of overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through automatic clearing houses, wire transfers or otherwise) or out of Lender’s non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements and whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including all interest, charges, expenses, fees and any other sums chargeable to one or more Loan Party (individually and collectively) in connection with any of the foregoing, including all reasonable attorneys’ fees and (ii) all indebtedness, liabilities, obligations, indemnities, covenants and duties of Loan Parties (individually and collectively) owed to Lender (or any other Affiliate of Fifth Third Bancorp) of any kind, present or future, under or arising out of, any or all of: (a) all treasury and cash management agreements and services, (b) all obligations with respect to any credit, debit or other cards issued (or processed) by Lender (or any Affiliate of Lender), and (c) all equipment leases.  For the avoidance of any doubt, the Fifth Third Shareholder Loans shall not be deemed to be part of the Obligations.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control (or any successor agency).

“Officers” means, individually and collectively, William W. Nicholson (Chief Executive Officer); Mark A. Fox (President and Chief Operating Officer); Robert Conologue (Chief Financial Officer); and Richard H. Neuwirth (Chief Legal Officer and Secretary); or any addition or successor to any of the foregoing.

“Organizational Documents” means for each Loan Party, as applicable, such Person’s articles of incorporation (or equivalent in the case of a corporation), articles of organization (or equivalent in the case of a limited liability company), bylaws (or equivalent in the case of a corporation), operating agreement (or equivalent in the case of a limited liability company), agreement of limited partnership, shareholders (or stockholders) agreements, resolutions, actions, or other applicable charter or other governing documents.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution or delivery of, or otherwise with respect to, this Agreement, the Notes, or any other Loan Document, but excluding any such taxes, charges or levies based on the income of Lender or any of its Affiliates.

“Overadvance” has the meaning given in Section 2.1(a).

“Owner/Affiliate Subordinated Creditors” means JVA Enterprises Capital, LLC, David L. Van Andel, William W. Nicholson, Mark A. Fox and John Paul DeJoria.

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                      “Owner/Affiliate Subordinated Debt” means, collectively, (a) the Indebtedness evidenced by the Owner/Affiliate Subordinated Debt Notes; and (b) all other Subordinated Obligations (as defined in each Owner/Affiliate Subordination Agreement), all as now exist or may, after the date of this Agreement, be renewed, extended, consolidated, adjusted or increased subject to Section 5.2 and any Refinancing Debt with respect thereto.

“Owner/Affiliate Subordinated Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a default or breach by Parent, Borrower and/or, as applicable, any other Loan Party of or under any of the Owner/Affiliate Subordinated Debt Documents, after the lapse of any applicable notice and cure periods, that would permit any Owner/Affiliate Subordinated Creditor to accelerate the maturity of the applicable Owner/Affiliate Subordinated Debt, (b) the maturity of an Owner/Affiliate Subordinated Debt Note or (c) any acceleration of any of the Owner/Affiliate Subordinated Debt.

“Owner/Affiliate Subordinated Debt Documents” means, collectively, (a) the Owner/Affiliate Subordinated Debt Notes, (b) the other Subordinated Obligations Documents (as defined in each Owner/Affiliate Subordination Agreement), and (c) any other document, instrument or agreement evidencing the Owner/Affiliate Subordinated Debt, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 5.2, as at any time after the date of this Agreement amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements given, subject to Section 5.2, in substitution of any of them (including in connection with any Refinancing Debt with respect thereto).

“Owner/Affiliate Subordinated Debt Notes” has the meaning given on Schedule 1.5.

“Owner/Affiliate Subordination Agreements” means, collectively, each Subordination Agreement between an Owner/Affiliate Subordinated Creditor and Lender dated as of the date of this Agreement, among other things, subordinating the applicable Owner/Affiliate Subordinated Debt to the Obligations.

“Ownership Interest” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

“Parent” has the meaning given in the introductory paragraph hereof.

“Parent Pledge Agreement” means the Pledge Agreement dated as of the date of this Agreement between Parent and Lender.

“Participant Consents” has the meaning given in Section 8.2.

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“Participant Instructions” has the meaning given in Section 8.2.

“Participants” has the meaning given in Section 8.1.

“Patent Security Agreement” means the Patent Collateral Assignment and Security Agreement between ISI Brands and Lender dated as of the date of this Agreement.

“PE Group” has the meaning given in the definition of “Loan Parties”.

“Pension Plan” means an “employee pension benefit plan”, as defined in ERISA, excluding any Multiemployer Plan.

“Permitted Dissolutions” means, so long as there does not exist an Event of Default, the dissolution of any Inactive Subsidiary upon at least 10 Business Days prior notice to Lender.

“Permitted Liens” means: (a) current taxes and assessments not yet due and payable; (b) any Liens granted to Lender or its Affiliates to secure the repayment or performance of the Obligations; (c) any Liens arising from a Contested Claim in the manner, and to the extent, provided for in Section 4.6; (d) any purchase money security interests granted by, or Capitalized Lease Obligations incurred by, a Loan Party in connection with any Permitted Purchase Money Indebtedness; (e) Liens of mechanics, materialmen, shippers, warehousemen, and other like Liens for services or materials incurred in the ordinary course of business for which payment is not yet due; (f) Liens on cash deposits in connection with bids, tenders or real property leases or as security for surety or appeal bonds in the ordinary course of business; (g) Liens resulting from any judgment that is not an Event of Default; (h) easements, permits, rights of way and other restrictions that do not materially interfere with or impair the use or operation of Borrower’s Facilities; (i) cash pledges or cash deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; (j) any precautionary Liens of lessors on Equipment under true operating leases of such Equipment; and (k) Liens listed on Schedule 3.9, provided that those Liens secure only the Indebtedness which the Liens secure on the Closing Date or any Refinancing Debt thereof.

“Permitted Mergers” means, collectively, the merger or consolidation of an Inactive Subsidiary with and into Parent, with Parent being the survivor so long that with respect to the merger or consolidation Borrower shall provide prompt written notice to Lender upon the consummation of such merger or consolidation.

“Permitted Purchase Money Indebtedness” means purchase money Indebtedness or Capitalized Lease Obligations incurred by a Loan Party to acquire any Equipment if each of the following conditions is satisfied: (a) the total outstanding amount of purchase money Indebtedness and Capitalized Lease Obligations incurred by Loan Parties does not, as of any date, exceed an aggregate amount equal to $2,000,000, (b) such purchase money Indebtedness and Capitalized Lease Obligations will not be secured by any of the Loan Collateral other than the specific Equipment financed thereby and the identifiable cash proceeds thereof, and (c) the principal amount of such purchase money Indebtedness and Capitalized Lease Obligations will not, at the time of the incurrence thereof, exceed the value of the Property so acquired.

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“Person” means any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, institution, entity, or any Governmental Authority.

“Planet Earth” has the meaning given in the definition of “Loan Parties”.

“Presentments” has the meaning given in Section 2.4(a).

“Prime Rate” has the meaning given in the Revolving Note.

“Prime Rate Revolving Loan” means that portion of the Revolving Loans which, as of any date, bears interest at an interest rate per annum equal to the Prime Rate plus the applicable margin as set forth in the Revolving Note.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Projections” has the meaning given in Section 4.3(i).

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of a Loan Party to Lender or any Affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Management Agreements, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement, in each case with respect to the Loans.

“Raw Materials” has the meaning given in the definition of Eligible Inventory.

“Refinance” means, in respect of any Funded Indebtedness, the Owner/Affiliate Subordinated Debt, the Alticor Note, the LaSalle Debt and the Fifth Third Shareholder Loans, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay (in full), or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

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“Refinancing Debt” means, as to any Funded Indebtedness, the Owner/Affiliate Subordinated Debt, the Alticor Note, the LaSalle Debt and the Fifth Third Shareholder Loans, the Refinance of such Indebtedness, provided that the following conditions (together with any other conditions set forth in any other Loan Documents) are satisfied:

(a)           the weighted average life to maturity of such Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced;

(b)           the principal amount of such Refinancing Debt shall be less than or equal to the sum of the principal amount then outstanding of, plus accrued and unpaid interest on and financing fees related to, the Indebtedness being Refinanced;

(c)           the respective obligor or obligors shall be the same on the Refinancing Debt as on the Indebtedness being Refinanced;

(d)           the priority of payment of such Refinancing Debt shall be the same as or lower than the ranking of the Indebtedness being Refinanced, including the execution of a subordination agreement with Lender, on no less favorable terms to Lender, than exists under any subordination agreement that is applicable to the Indebtedness being Refinanced; provided, however, that any Refinancing of the Alticor Note shall be on terms and conditions acceptable to Lender in its discretion;

(e)           the security, if any, for the Refinancing Debt shall be the same as that for the Indebtedness being Refinanced (except to the extent that less security is granted to holders of the Refinancing Debt);

(f)           the terms of such Refinancing Debt (including covenants, events of default and remedies) are no less favorable, when taken as a whole, to Loan Parties than the terms of this Agreement at the time such Indebtedness is being Refinanced; and

(g)           Loan Parties are in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the scheduled repayment of the Indebtedness being Refinanced.  To determine whether there is pro forma compliance with the Financial Covenants, Parent will, on a pro forma basis, provide a worksheet to Lender at least 10 days before incurring such Refinancing Debt, which (i) restates the Financial Statements received by Lender for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been made, and the Indebtedness had been Refinanced, at the beginning of the applicable Test Period and (ii) calculates the Fixed Charge Coverage Ratio under Section 5.10, the Senior Funded Indebtedness to EBITDA Ratio under Section 5.11, and the minimum Tangible Net Worth under Section 5.12 in each case taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been made, and the Indebtedness had been refinanced, at the beginning of the applicable Test Period.

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“Remittances” means all checks, drafts, money orders, and other items and all cash and other remittances of every kind due any Loan Party on its Accounts or other Loan Collateral.

“Reports” has the meaning given in Section 9.10.

“Revolving Credit Exposure” means, as of any date, the sum of the then outstanding Revolving Loans and the Letter of Credit Obligations.

“Revolving Commitment” means $20,000,000, subject to Section 2.2(h).

“Revolving Loan Availability” means, as at any time, an amount, in Dollars, equal to:

(a)           an amount equal to the lesser of: (i) the Borrowing Base and (ii) the Revolving Commitment;

less           (b)           the aggregate outstanding principal amount of all Revolving Loans; and

less           (c)           the Letter of Credit Exposure.

“Revolving Loans” has the meaning given in Section 2.1(a).

“Revolving Note” has the meaning given in Section 2.1(c).

“Security Agreements” means, collectively, the Borrower Security Agreement and the Loan Party Security Agreement.

“Security Documents” means, collectively, the Mortgage, the Security Agreements, the Parent Pledge Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Agreement Regarding Credit Insurance and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other documents executed in connection with this Agreement and granting to Lender or Lender’s Affiliates Liens on the Loan Collateral to secure the Obligations, together with all financing statements and other documents necessary to record or perfect the Liens granted by any of the foregoing, and “Security Document” means any one of the Security Documents, in each case as supplemented, restated, or otherwise changed or modified and any substitute or replacement agreements, instruments, or documents accepted by Lender or, as applicable, such Affiliate of Lender.

                      “Semi-Finished Goods” has the meaning given in the definition of Eligible Inventory.

“Senior Funded Indebtedness to EBITDA Ratio” means, as of any date of determination, the ratio resulting from dividing: (a) Funded Indebtedness as of the end of the applicable Test Period by (b) the sum of (i) EBITDA for that same Test Period plus (ii) any Extraordinary Expenses incurred in that same Test Period (provided, that the aggregate amount of Extraordinary Expenses added back pursuant to this clause (ii) for the Test Period that ended on December 31, 2007 shall not exceed $8,100,000; and provided, further, the aggregate amount of Extraordinary Expenses added back for the Test Period ending on, and for each Test Period ending after, March 31, 2008 shall not exceed $100,000 for each such Test Period), plus (iii) Closing Costs for that same Test Period.

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“Specific Guarantor Event” means Peter A. Lusk dies or becomes legally incompetent.

“Specific Guarantor Standstill Period” means the period described as follows: a “Specific Guarantor Standstill Period” will begin, for purposes of this Agreement, on the date that a Specific Guarantor Event occurs.  A “Specific Guarantor Standstill Period” will end upon the earliest to occur of the following: (a) the 181st day after the beginning of the Specific Guarantor Standstill Period, (b) the date that the Termination Date occurs if on such Termination Date the Obligations have not been paid in full, (c) the date which is ten (10) Business Days prior to the expiration of the time period in which creditor claims may be presented against the estate of the applicable Individual Guarantor as determined pursuant to the laws of the jurisdiction in which the Individual Guarantor’s estate is probated, or (d) the occurrence of any other Event of Default on or after the beginning of the Specific Guarantor Standstill Period which has not been cured as confirmed in a writing signed by Lender and delivered to Borrower or waived in a writing signed by Lender and delivered to Borrower.

“Standby Letter of Credit” has the meaning given in Section 2.3(a).

“State Assignment of Claims Law” means a state or local statute or regulation comparable to the Federal Assignment of Claims Act or that restricts or conditions assignment of Government Accounts.

“Stated Advance Rate Change” has the meaning given in Section 2.1(e).

“Subsidiary”  means any Person as to which any other Person owns, directly or indirectly, more than 50% of the outstanding (a) shares of Ownership Interests or (b) other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Tangible Net Worth” means Loan Parties’ book net worth, determined on a consolidated basis in accordance with GAAP, based on a FIFO method of cost accounting for inventory (including the sum of common stock, paid in capital, and earned surplus, if applicable), adjusted as follows: (a) minus the sum of (i) all intangibles under GAAP (other than Loan Parties’ trademarks); (ii) all Affiliate, employee, officer, member, manager, and director Accounts, other than Accounts owing from Affiliates in the ordinary course of business; and (iii) any (A) gain from any write-up of assets, (B) gain from the acquisition of debt securities or Ownership Interests of a Loan Party or from cancellation or forgiveness of Indebtedness, (C) gain or income from accretion of any negative goodwill, or (D) gain recognized by a Loan Party as earnings which relate to any extraordinary accounting adjustments or non-recurring items of income or include any amounts attributable to extraordinary gains or extraordinary items of income or any other non-operating, non-recurring gain from time to time occurring to the extent, in each case, the gains or items of income are non-cash; (b) plus an amount equal to the then outstanding principal amount of, and accrued but unpaid interest on, the Owner/Affiliate Subordinated Debt Notes (so long as the applicable Owner/Affiliate Subordination Agreement has not been materially breached by the applicable Owner/Affiliate Subordinated Creditor or a Loan Party) to the extent the Owner/Affiliate Subordinated Debt Notes are included as a liability of a Loan Party on its balance sheet in accordance with GAAP; (c) plus an amount equal to the then outstanding principal amount of, and accrued but unpaid interest on, the LaSalle Debt Notes (so long as the LaSalle Intercreditor Agreement has not been materially breached by LaSalle or a Loan Party) to the extent the LaSalle Debt Notes are included as a liability of a Loan Party on its balance sheet in accordance with GAAP; and (d) plus an amount equal to the then outstanding principal amount of, and accrued but unpaid interest on, the Alticor Note (so long as the Alticor Note has not been materially breached by a Loan Party) to the extent the Alticor Note is included as a liability of a Loan Party on its balance sheet in accordance with GAAP.

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“Tax Distribution” has the meaning given in Section 5.6(a).

“Tax Refund” means any refund of any taxes, or fees or interest in respect thereof which are paid to Loan Party by any Governmental Authority.

“Term Loan A” has the meaning given in Section 2.2(a).

“Term Loan A Note” has the meaning given in Section 2.2(b).

“Term Loan B” has the meaning given in Section 2.2(c).

“Term Loan B Note” has the meaning given in Section 2.2(d).

“Term Loan C” has the meaning given in Section 2.2(e).

“Term Loan C Closing Date” has the meaning given in Section 2.2(e).

“Term Loan C Draw Conditions” has the meaning given in Section 7.3.

“Term Loan C Note” has the meaning given in Section 2.2(f).

“Term Loan Notes” means, collectively, the Term Loan A Note, the Term Loan B Note, and the Term Loan C Note.

“Term Loans” means, collectively, Term Loan A, Term Loan B and Term Loan C.

“Termination Date” means: (a) with respect to the Line of Credit, the Letter of Credit Obligations and the other Obligations (other than the Term Loans), the earlier of: (i) December 2, 2008 and (ii) the date upon which the entire outstanding balance under the Revolving Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise); (b) with respect to Term Loan A, the earliest of: (i) December 2, 2008, (ii) the date upon which Term Loan A shall be repaid in full, and (iii) the date upon which the entire outstanding balance under the Term Loan A Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise); (c) with respect to Term Loan B, the earliest of: (i) December 2, 2008, (ii) the date upon which Term Loan B shall be repaid in full, and (iii) the date upon which the entire outstanding balance under the Term Loan B Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise); and (d) with respect to Term Loan C, the earliest of: (i) December 2, 2008, (ii) the date upon which Term Loan C shall be repaid in full, and (iii) the date upon which the entire outstanding balance under the Term Loan C Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise).

“Termination Notice” has the meaning given in Section 6.4(b).

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“Test Period” means each 12 Month Period ending at the end of each Fiscal Quarter or Fiscal Year.  The first Test Period for the purposes of this Agreement shall end on the Fiscal Year ended on December 31, 2007; provided, that with respect to determining the Fixed Charge Coverage Ratio under Section 5.10 as of (a) December 31, 2007, “Test Period” means the period beginning on October 1, 2007 and ending on December 31, 2007, (b) March 31, 2008, “Test Period” means the period beginning on October 1, 2007 and ending on March 31, 2008, (c) June 30, 2008, “Test Period” means the period beginning on October 1, 2007 and ending on June 30, 2008, and (d) September 30, 2008, “Test Period” means the period beginning on October 1, 2007 and ending on September 30, 2008.

“TGI Organic” has the meaning given in the definition of “Loan Parties”.

“Trademark Security Agreement” means the Trademark Security Agreement between ISI Brands and Lender dated as of the date of this Agreement.

“12 Month Period” means, in respect of a date as of which the applicable Financial Covenant is being calculated, the four consecutive Fiscal Quarters ending on or immediately preceding the date as of which the Financial Covenant is being calculated (i.e., a rolling four Fiscal Quarter (or 12 month) period).

“UCC” means the Uniform Commercial Code adopted in each applicable jurisdiction, as amended or superseded from time to time.

“United States Debtor” means an account debtor that is the United States or any department, agency or instrumentality of the United States.

“Voluntary Termination Date” has the meaning given in Section 6.4(b).

“Voting Ownership Interests” means Ownership Interests which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election (or designation) of corporate directors, managers in a limited liability company, or Persons or bodies performing similar functions.

1.2           Construction.  “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by a Person is to be taken promptly, unless the context clearly indicates the contrary.  The term “good faith” means honesty in fact in the conduct or transaction concerned.  The definition of any agreement, document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document.  All references to statutes include (a) all regulations promulgated thereunder, (b) any amendments of such statutes or regulations promulgated thereunder, and (c) any successor statutes and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended or superseded after the date of this Agreement; provided, that any representation or warranty as to compliance with any such statute or regulation shall be limited to such statute or regulation as in effect as of the date of such representation or warranty.

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Section 2.                      Loans.

2.1           Revolving Loans.  (a)  Subject to the terms and conditions hereof and in reliance upon the representations and warranties of Loan Parties herein, Lender hereby extends to Borrower a line of credit facility (the “Line of Credit”) pursuant to which Lender will make loans to Borrower on a revolving basis upon Borrower’s request from time to time until the Termination Date applicable to the Line of Credit (the “Revolving Loans”) in an amount not exceeding the Revolving Loan Availability.  Lender may create and maintain Borrowing Base Reserves against the Borrowing Base.  If, at any time, Lender implements a Borrowing Base Reserve  (“Borrowing Base Reserve Implementation”): (i) in excess of $100,000, Lender will give Borrower 5 Business Days advance written notice of such Borrowing Base Reserve Implementation unless an Event of Default then exists, in which case Lender will give Borrower contemporaneous oral or written notice of such Borrowing Base Reserve Implementation, and (ii) in an amount less than or equal to $100,000, Lender will give Borrower prompt notice of such Borrowing Base Reserve Implementation.  Borrower may borrow, repay, in whole or in part, and reborrow under the Line of Credit; provided that if Revolving Loan Availability shall at any time be less than zero Dollars (such condition being an “Overadvance”), Borrower shall immediately, without demand or notice, reduce the outstanding balance of the Revolving Loans, and/or provide cash collateral to reduce that portion of the Overadvance attributable to any Letter of Credit Exposure in the same manner that cash collateral is provided pursuant to Section 6.5, or both, so that after all such actions, such Overadvance shall no longer exist.

(b)           The initial drawing of the Line of Credit shall be used, in part, to refinance the existing Indebtedness with Capital Source, including to pay any fees, commissions and costs of accountants, consultants and attorneys related thereto, and the proceeds of the Line of Credit remaining after the refinancing shall be used by Borrower solely for general working capital purposes and corporate purposes not in violation of the terms of this Agreement or any of the other Loan Documents.  All future proceeds of the Line of Credit shall be used by Borrower solely for general corporate, working capital, and Investment purposes not in violation of the terms of this Agreement or any of the other Loan Documents.

(c)           Borrower shall execute and deliver to Lender a Revolving Credit Promissory Note in the form of Exhibit 2.1 (the “Revolving Note”), dated as of the date of this Agreement, in the principal amount of the Revolving Commitment, and bearing interest at such rates, and payable upon such terms, as specified in the Revolving Note.  Subject to compliance with the applicable provisions of Section 6.4(b) and the Revolving Note and, if applicable, a LIBOR Breakage Fee (as defined in the Revolving Note), Borrower may prepay the Revolving Loans in whole or part at any time without premium or penalty.

(d)           The entire unpaid balance of the Line of Credit and the Letter of Credit Obligations, plus all accrued and unpaid interest, any other charges, advances and fees, if any, outstanding with respect to the then Revolving Credit Exposure shall be due and payable in full on the Termination Date with respect to the Line of Credit.

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(e)(i)           Borrower acknowledges that Lender, from time to time, may do any one or more of the following in its discretion exercised in good faith: (A) decrease the dollar limits on outstanding advances against the Borrowing Base or applicable to the Eligible Inventory advance sublimits or (B) decrease the Eligible Inventory and the Eligible Accounts advance rates if one or more of the following events occur or conditions exist: (1) an Event of Default has occurred and is continuing; (2) with regard to the Eligible Accounts advance rate, (I) the dilution percentage (“Dilution Percentage”) with respect to Borrower’s Eligible Accounts (i.e., reductions in the amount of Accounts because of returns, discounts, price adjustments, credit memoranda, credits, allowances and other offsets, and any other Contras (to the extent that Borrower’s customer and Borrower do not exchange payments to settle the Contra)) increases above 10%, and if such Dilution Percentage, as of any date of determination by Lender (“Dilution Determination Date”): (x) increases above 10%, the advance rate against Eligible Accounts (starting at 80%) will reduce (effective with the next delivery of the Borrowing Base Certificate to Lender) 1% for each 1% (or fraction thereof) increase in the Dilution Percentage above 10% or (y) decreases below 5%, then the advance rate against Eligible Accounts will increase (effective with the next delivery of the Borrowing Base Certificate to Lender) to 85%, (II) the percentage of accounts receivable which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts receivable which are within 90 days from the date of the original invoices applicable thereto, by an amount which Lender, in good faith, determines is material, or (III) any material adverse change occurs, determined by Lender in good faith, from the Closing Date in respect of the credit rating or credit quality of Borrower’s account debtors taken as a whole; or (3) with respect to the Eligible Inventory advance rate, there occurs a material change, as determined by Lender in its discretion, in the type, quantity, or quality of Borrower’s Eligible Inventory, taken as a whole, as compared to the type, quantity, or quality of Borrower’s Eligible Inventory on the Closing Date, including, without limitation, a material change, as determined by Lender in its discretion, in the Net Orderly Liquidation Value of Borrower’s Inventory established by the most recent appraisal received and approved by Lender in accordance with Section 4.2.

(ii)           If, at any time, Lender decreases any of the dollar limits on outstanding advances against the Borrowing Base or applicable to the Eligible Inventory advance sublimits or decreases such advance rates from that which, in any case, is expressly stated in clauses (a) or (b) of the definition of the Borrowing Base (i.e., exclusive of those changes which result from the effect of applying applicable eligibility criteria and reserves) (“Stated Advance Rate Change”), Lender will give Borrower 15 days advance written notice of such Stated Advance Rate Change, unless an Event of Default then exists, in which case Lender will give Borrower contemporaneous oral or written notice of such Stated Advance Rate Change.

2.2           Term Loans.

(a)           Subject to the terms and conditions of this Agreement, Lender will make a loan to Borrower in an amount equal to $5,000,000 ( “Term Loan A”) on the Closing Date.  No part of Term Loan A may, on the repayment thereof, be redrawn or reborrowed by Borrower.  The entire unpaid principal balance of, and accrued interest on, Term Loan A, if not sooner repaid, will be due and payable on the Termination Date with respect to Term Loan A.  The proceeds of Term Loan A shall be used to refinance the existing Indebtedness with Capital Source, including to pay any fees, commissions and costs of accountants, consultants and attorneys related thereto, to repay other Indebtedness as reflected on the disbursement letter executed on the Closing Date and to pay closing costs.

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(b)           Borrower shall execute and deliver to Lender a Term Promissory Note in the form of Exhibit 2.2(b) (the “Term Loan A Note”), dated as of the date of this Agreement, in the principal amount of $5,000,000, and bearing interest at such rates, and payable upon such terms, as specified in the Term Loan A Note.

(c)           Subject to the terms and conditions of this Agreement, Lender will make a loan to Borrower in an amount equal to $10,000,000  (“Term Loan B”) on the Closing Date.  No part of Term Loan B may, on the repayment thereof, be redrawn or reborrowed by Borrower.  The entire unpaid principal balance of, and accrued interest on, Term Loan B, if not sooner repaid, will be due and payable on the Termination Date with respect to Term Loan B.  The proceeds of Term Loan B shall be used for working capital and general corporate purposes not in violation of this Agreement.

(d)           Borrower shall execute and deliver to Lender a Term Promissory Note in the form of Exhibit 2.2(d) (the “Term Loan B Note”), dated as of the date of this Agreement, in the principal amount of $10,000,000, and bearing interest at such rates, and payable upon such terms, as specified in the Term Loan B Note.

(e)           Subject to the terms and conditions of this Agreement, including the Term Loan C Draw Conditions, Lender will make a loan to Borrower in an amount equal to $2,000,000 (“Term Loan C”) on the date that all of the Term Loan C Draw Conditions have been fully satisfied (“Term Loan C Closing Date”).  No part of Term Loan C may, on the repayment thereof, be redrawn or reborrowed by Borrower.  The entire unpaid principal balance of, and accrued interest on, Term Loan C, if not sooner repaid, will be due and payable on the Termination Date with respect to Term Loan C.  The proceeds of Term Loan C shall be used working capital purposes.

(f)           Borrower shall execute and deliver to Lender a Term Promissory Note in the form of Exhibit 2.2(f) (the “Term Loan C Note”), dated as of the Term Loan C Closing Date, in the principal amount of $2,000,000, and bearing interest at such rates, and payable upon such terms, as specified in the Term Loan C Note.

(g)           In addition to the scheduled payments of principal on the Term Loans set forth in the Term Loan Notes, the following payments shall be made to, or retained by, Lender and applied as provided in Section 2.2(h):

(i)           Within one Business Day after the date of receipt thereof by a Loan Party, an amount equal to 100% of the Net Proceeds from any sale of any asset (exclusive of (A) sales of Inventory in the ordinary course of business, (B) sales or other Dispositions of Equipment, the proceeds of which are used for the replacement of such Equipment as contemplated by Section 5.7, (C) Disposition of Accounts permitted by Section 5.7; and (D) Dispositions of Investments of the types described in clauses (iii), (iv) (as to cash deposits), (v), (vi), and (ix) of Section 5.9(c) so long as the proceeds thereof are reinvested in other Investments that are permitted to be owned or made as provided in Section 5.9 or in Capital Expenditures to the extent permitted by Section 5.3);

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(ii)           Within one Business Day after the date of receipt thereof by a Loan Party, 100% of the Net Proceeds from any insurance or condemnation proceeds payable in respect of, or arising out of, any loss or damage to any of Borrower’s Property (other than dispositions of (i) Equipment, which is the subject of an Event of Loss, in connection with the repair or replacement of such Equipment as contemplated by Section 5.7 and (ii) the Mortgaged Property, which is the subject of an Event of Loss, in connection with the repair or replacement of such Mortgaged Property to the extent permitted by the Mortgage); and

(iii)           Within one Business Day after the date of receipt thereof by: (A) Parent, 100% of the Net Proceeds from any issuance by Parent or any other Loan Party of any Ownership Interests after the Closing Date (other than pursuant to an equity purchase program approved by the Board of Directors of Parent for key employees of Loan Parties so long as not more than 3% of the Ownership Interests of Parent are sold to such employees pursuant thereto), (B) any Loan Party of any dividend or distribution to a Loan Party from a Person other than a Loan Party, (C) any Loan Party from a borrowing by such Loan Party of additional Owner/Affiliate Subordinated Debt after the Closing Date, or (D) any Loan Party of a Tax Refund, or (E) any other proceeds of a Recapitalization Event (as defined in the LaSalle Intercreditor Agreement).

(h)           With respect to mandatory prepayments described in Section 2.2(g), such prepayments shall, absent the occurrence and continuance of an Event of Default: (i) first, be applied to the remaining installments of principal under the Term Loan C Note, in the inverse order of maturity, until Term Loan C has been paid in full, (ii) second, at any time after Term Loan C shall have been repaid in full (or, if Term Loan C is not drawn), be applied to the remaining installments of principal under the Term Loan B Note, in the inverse order of maturity, until Term Loan B has been paid in full; (iii) third, at any time after Term Loan B shall have been repaid in full, be applied to the remaining installments of principal under the Term Loan A Note, in the inverse order of maturity, until Term Loan A has been paid in full; (iv) fourth, at any time after Term Loan A shall have been repaid in full, be applied to the outstanding balance of the Revolving Loans; (v) fifth, after the Revolving Loans have been paid in full, such payments shall be applied to cash collateralize outstanding Letter of Credit Obligations; and (vi) sixth, after all Letter of Credit Obligations are fully cash collateralized, in repayment of any of the other Obligations then due and payable, and the Revolving Commitment will, at Lender’s sole option, be contemporaneously reduced by an amount deemed appropriate by Lender in the exercise of its discretion in good faith.  Nothing in this Section 2.2(h) shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.  No partial prepayment under Section 2.2 will change the due dates or the amount of the scheduled principal payments otherwise required by the Term Loan Notes or this Agreement.

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(i)           Subject to the terms of the applicable Term Loan Notes and this Agreement and, if applicable, a LIBOR Breakage Fee (as defined in the Term Loan Notes), Borrower may prepay the Term Loans in whole or part at any time.  Any prepayment of the Term Loans will be applied to the last to mature of the payments required under the Term Loan Notes.  Except as provided in the preceding sentence, no partial prepayment will change the due dates or the amount of the scheduled payments otherwise required by the applicable Term Loan Notes.

2.3           Letters of Credit.

(a)           Until the Termination Date with respect to the Line of Credit and subject to the other terms and conditions of this Agreement, Borrower may request Lender to issue one or more of its standard (i) standby letters of credit (“Standby Letter of Credit”) in favor of such beneficiary(ies) as are designated by Borrower or (ii) commercial letters of credit (“Commercial Letter of Credit”) in favor of such beneficiary(ies) as are designated by Borrower by, in each case, delivering to Lender: (A) a Letter of Credit Application completed to the satisfaction of Lender, together with the proposed form of the Letter of Credit (which, in all respects, will comply with the applicable requirements of Section 2.3(b)), (B) a Borrowing Base Certificate which calculates the Letter of Credit Availability by giving effect to the proposed Letter of Credit, and (C) such other Letter of Credit Documents that Lender then reasonably requires.  Lender, in addition to the other terms of this Agreement, will have no obligation to issue the proposed Letter of Credit if, after giving effect to the proposed Letter of Credit, there would exist a Letter of Credit Deficiency.  The making of each Letter of Credit request by Borrower will be deemed to be a representation by Borrower that the Letter of Credit may be issued in accordance with, and will not violate the terms of, this Section 2.3.

(b)           Each Letter of Credit issued under this Agreement will, among other things, (i) be in such form requested by Borrower as is acceptable to Lender in its discretion exercised in good faith, (ii) be denominated in Dollars, and (iii) be issued to support Borrower’s obligations that finance its business needs incurred in the ordinary course of Borrower’s business as presently conducted by it (and, in the case of Commercial Letters of Credit, solely to purchase Inventory or Equipment).  In no event will Lender have any obligation to issue any Standby Letter of Credit with a term of more than one year or any Commercial Letter of Credit with a term of more than 180 days; furthermore, and, in addition to the foregoing term limitation, Lender will have no obligation to issue any Letter of Credit with an expiry date later than 30 days before the scheduled Termination Date applicable to the Line of Credit.  Each Letter of Credit Application and each Letter of Credit will set forth which rules or customs apply to the Letter of Credit.  Such rules and customs may include, but are not limited to, the International Standby Practices, as published by the International Chamber of Commerce (“ISP”) or the Uniform Customs and Practice for Documentary Credits, as published by ISP.  In any event, the Letter of Credit shall be governed by (A) the rules or customs set forth in the Letter of Credit and (B) the internal laws of the State of Ohio and the United States of America, except to the extent such laws are inconsistent with the rules or customs adopted in the Letter of Credit Documents and Letter of Credit as set forth above.

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(c)           Upon receipt of a request from Borrower to issue any Letter of Credit and of all attendant Letter of Credit Documents satisfactorily completed, Lender, within three Business Days, may either (i) issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to Borrower, or (ii) elect, in its discretion exercised in good faith, not to issue the proposed Letter of Credit.  If Lender elects not to issue such Letter of Credit, (A) Lender will communicate in writing to Borrower the reason(s) why Lender has declined such request, and (B) Borrower will be permitted to seek the issuance of a letter of credit from a third-party financial institution and provide cash collateral therefor on commercially reasonable terms.

(d)           All Letter of Credit Obligations (other than the LOC Fee which is payable as provided in Section 2.3(j)) are payable as set forth in the applicable Letter of Credit Documents.  Borrower promises to pay Lender the amount of all Letter of Credit Obligations immediately when due, irrespective of any claim, setoff, defense or other right which Borrower may have at any time against Lender or any other Person.  Subject to the terms of Section 6.5, Borrower hereby irrevocably instructs Lender, on the same Business Day that Lender is obligated to fund a drawing or make any expenditure or any other payment under a Letter of Credit or incurs any cost or expense under any Letter of Credit, to reimburse Lender for any drawing, expenditure or other payment made, or cost or expense incurred, by Lender debiting Borrower’s loan account with Lender as an advance of the Revolving Loans pursuant to Section 2.1 as a Prime Rate Revolving Loan.  If the advance of a Revolving Loan to reimburse Lender for any drawing, expenditure or other payment made, or cost or expense incurred, by Lender in respect of any Letter of Credit results (or to the extent that it results) in any Overadvance or any Letter of Credit Deficiency, then Borrower will (without duplication of Section 2.1(a)) immediately eliminate (i) any Overadvance in accordance with the terms of Section 2.1(a) and (ii) any Letter of Credit Deficiency by cash collateralizing the outstanding Letter of Credit Obligations or otherwise reducing outstanding Letter of Credit Obligations so that such Letter of Credit Deficiency shall no longer exist.

(e)           All Letter of Credit Obligations will constitute part of the Obligations and be secured by the Loan Collateral.

(f)           In determining whether to pay under any Letter of Credit, Lender will be responsible only to confirm in good faith that any documents required to have been delivered under a Letter of Credit appear to comply substantially on their face with the requirements of the Letter of Credit, and any action taken or omitted by Lender in good faith under or in connection with any Letter of Credit will not subject Lender to any liability to Borrower; provided, however, nothing in this Section 2.3(f) will relieve Lender of any liability it may have to Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower from Lender’s gross negligence or willful misconduct.  Lender shall not be obligated to cause any Letter of Credit to be extended or amended unless the requirements of this Section 2.3 are met as though a new Letter of Credit were being requested and issued.

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(g)           In addition to amounts payable as elsewhere provided in this Section 2.3, Borrower will protect, indemnify, pay and save Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Lender (provided that it acts (or omits to act) in good faith and except for Lender’s gross negligence or willful misconduct) may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any credit support or enhancement in connection therewith exclusive of claims, demands, liabilities, damages, losses, costs, charges and expenses to the extent caused by the gross negligence or willful misconduct of Lender.  The agreement in this Section 2.3(g) shall survive repayment of all other Obligations.

(h)           As between Borrower and Lender, Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Lender shall not be responsible for: (i) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement or the other Loan Documents, the transactions contemplated in this Agreement, or any unrelated transaction; (ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) any default, negligence, misfeasance, suspension, insolvency, or bankruptcy of any shipper or any other Person involved in any transaction covered thereby or any correspondent or agent of Lender to whom any drafts, documents or instruments may be entrusted; (iv) any delay, interruption, omission or error in transmission or delivery of any document, certificate, draft, or message; (v) payment by Lender under any Letter of Credit against presentation of a draft or certificate which substantially complies with the terms of such Letter of Credit; (vi) the invalidity or unenforceability of the Letter of Credit; (vii) the examination of documents presented under a Letter of Credit exclusively by electronic or electro-optical means; or (viii) any other circumstances or happening whatsoever, other than the gross negligence or willful misconduct of Lender, whether or not similar to any of the foregoing, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.  Nothing to the contrary in this Section 2.3 shall (A) be deemed to have relieved Lender from liability, if any, to Borrower for any willful misconduct or gross negligence of Lender, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (B) affect, impair or prevent the vesting of any rights or powers of Lender under this Section 2.3.

(i)           In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by Lender in good faith under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to Lender.

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(j)           Borrower will pay to Lender, with respect to each Letter of Credit issued by Lender, a fee (“LOC Fee”) at a rate: (i) per annum equal to 2.25% on the amount available to be drawn under each Standby Letter of Credit from, and including, the issuance date (and, as applicable, each renewal date) of the Standby Letter of Credit to and including the expiry date thereof and (ii) equal to 2.25% on the stated amount of each Commercial Letter of Credit.  In addition, Borrower will pay to Lender, on its demand for payment, Lender’s then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees, charges and out of pocket expenses with respect to each Letter of Credit.  The LOC Fee is fully earned by Lender when paid and non-refundable and shall be due and payable in advance by Borrower upon the issuance (and each renewal) of each Letter of Credit.  The LOC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year.  If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, the LOC Fee paid in advance will not be refunded and will be retained by Lender solely for its account.

(k)           If (i) any law, treaty, rule, regulation, guideline or determination of a central bank or a Governmental Authority or interpretation or application thereof by a central bank or Governmental Authority or (ii) compliance by Lender with any request or directive (whether having the force of law) from, or compliance by Lender with any official pronouncement or statement of, a central bank or other Governmental Authority shall either (A) impose, modify, deem or make applicable any reserve, special deposits, assessment or similar requirement against letters of credit issued by Lender or (B) impose on Lender any other condition regarding this Agreement or any Letter of Credit, and, in Lender’s judgment exercised in good faith, the result of any event referred to in clause (A) or (B) above is the increase of the cost to Lender of issuing or maintaining any Letter of Credit, then, on demand by Lender, Borrower will immediately pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender for such increased cost (the “Increased LOC Costs”); provided, however, that Lender may charge Borrower for such Increased LOC Costs only to the extent that such cost is generally charged by Lender to its other similarly situated borrowers assuming Lender is legally empowered to do so.  A certificate as to such Increased LOC Costs incurred by Lender, submitted by Lender to Borrower, shall be prima facie evidence as to the amount thereof.

(l)           Prior to or contemporaneously with the issuance of any Commercial Letter of Credit, Borrower will, at Lender’s request, (i) in the case of import-export acceptances or domestic shipment of goods, present evidence satisfactory to Lender: (A) regarding the terms and conditions of the underlying import-export transaction or the domestic shipment transaction, including dates of shipment, and (B) regarding the existence of necessary import, export or other license for the import, export, shipping or warehousing of the Property covered by documents of title delivered to Lender in connection with the Commercial Letter of Credit and (ii) instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments, with respect to such Commercial Letter of Credit, in which Lender holds a security interest to deliver them to Lender and/or subject to Lender’s order, and if they shall come into Borrower’s possession, to deliver them, upon request, to Lender in their original form.  Borrower shall also, at Lender’s request, designate Lender as the consignee on all bills of lading and other negotiable and non-negotiable documents.

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2.4           Funding of Revolving Loans; Collections.

(a)           Prior to the Termination Date with respect to the Line of Credit and subject to the other terms and conditions of this Agreement, all disbursements of Revolving Loans will initially be made into a non-interest bearing, disbursement funding account maintained at Lender or an Affiliate of Lender (the “Funding Account”) structured and utilized for that purpose in accordance with Lender’s (or as applicable, the applicable Lender Affiliate’s) policies and procedures, current account number 7164494820.  Prior to the Termination Date with respect to the Line of Credit and subject to the other terms and conditions of this Agreement, funds in the Funding Account will then be made available to Borrower via a non-interest bearing controlled disbursement account maintained by Borrower at Lender or an Affiliate of Lender (the “Controlled Disbursement Account”) in accordance with Lender’s (or as applicable, the applicable Lender Affiliate’s) policies and procedures (current account number: 7480792592).  Notwithstanding the foregoing in this Section 2.4(a), Lender may, at any time hereafter, elect not to credit proceeds of Revolving Loans to the Controlled Disbursement Account, but Lender instead may establish non-controlled disbursement account or accounts (such as an operating account but exclusive of the Funding Account) for Borrower at Lender or an Affiliate of Lender and disburse proceeds of the Revolving Loans by crediting such non-controlled disbursement account(s) of Borrower at Lender or an Affiliate of Lender.  Borrower hereby authorizes Lender, without any further written or oral request of Borrower, to transfer funds automatically from the Funding Account to the Controlled Disbursement Account in amounts necessary for the payment of checks and other items drawn on, and debits by Lender of, the Controlled Disbursement Account as such checks and other items (“Presentments”) are presented to Lender or the applicable Lender Affiliate for payment, and debits are made by Lender, subject to the terms and conditions of this Agreement.  If any Presentments in the Controlled Disbursement Account are paid by Lender in excess of funds available in the Funding Account for any reason, the amounts so paid by Lender will be an overdraft and deemed to be an advance of the Revolving Loans as a Prime Rate Revolving Loan for all purposes of this Agreement; however, under no circumstances will Lender have any obligation to pay any Presentments in the Controlled Disbursement Account in excess of funds available in the Funding Account.  Notwithstanding anything to the contrary in this Section 2.4(a), Lender reserves the right to discontinue providing controlled disbursement accounts to its customers, including Borrower.  In addition to advances of Revolving Loans made pursuant to Lender’s (or as applicable, Lender’s Affiliate’s) controlled disbursement account system, Lender will, from time to time prior to the Termination Date with respect to the Line of Credit and subject to the other terms and conditions of this Agreement, make advances of Revolving Loans as a Prime Rate Revolving Loan via wire transfers or ACH payments so long as Borrower has given Lender written notice, via facsimile transmission, electronic mail or otherwise, no later than 1:00 p.m. Cincinnati, Ohio time on the date Borrower shall request that such Revolving Loan be advanced in the case of wire transfers and any other deadline imposed by Lender from time to time for ACH payments.  The making of each Revolving Loan, whether via the controlled disbursement account system or a written request by Borrower, will be deemed to be a representation by Borrower that (A) the Revolving Loan will not violate the terms of Section 2.1 and (B) all Eligible Inventory and Eligible Accounts then comprising the Borrowing Base meet all of Lender’s criteria for Eligible Inventory and for Eligible Accounts.  Lender shall have no duty to follow, nor any liability for, the application of any proceeds of any Revolving Loan in good faith in the absence of gross negligence or willful misconduct.

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(b)           Borrower has established through Lender, and will continue the use of, the post office box at the U.S. Post Office bearing the address: 2314 Momentum Place, Chicago, IL 60689-5323, or such other address or addresses as Lender may notify Borrower from time to time (the “Lock Box”).  For those of Borrower’s customers and account debtors which forward their Remittances in paper form to Borrower, Borrower will notify those customers and account debtors to forward all of their Remittances to the Lock Box (such notices to be in such form and substance as Lender may require from time to time).  Lender will have sole access to the Lock Box at all times until the Loans have been fully paid and satisfied and this Agreement has terminated, and Borrower will take all action necessary to grant Lender such sole access.  Until the Loans have been fully paid and satisfied and this Agreement has terminated, at no time will Borrower remove any item from the Lock Box without Lender’s prior written consent, and Borrower will not notify any customer or account debtor to pay any Remittance to any other place or address without Lender’s prior written consent.  If Borrower should neglect or refuse to notify any customer or account debtor to pay any Remittance to the Lock Box, Lender will be entitled to make such notification.  Upon retrieval of Remittances and other proceeds of Accounts and other Loan Collateral from the Lock Box, Lender will deposit the same into a collection, non-interest bearing DDA depository account maintained at Lender, current account number: 7164494887 (the “Collection Account”).  Borrower will notify all of its customers and account debtors, which pay their Accounts by electronic funds transfer, to forward all Remittances directly to the Collection Account by wire transfer or automated clearinghouse funds transfer (ACH) (such notices to be in such form and substance as Lender may require from time to time). Any Remittance or other proceeds of Accounts or other Loan Collateral received by Borrower shall be deemed held by Borrower in trust and as fiduciary for Lender, and Borrower immediately shall deliver the same, in its original form, to Lender by overnight delivery for deposit into the Lock Box or any local branch of Lender or an Affiliate of Lender, or Borrower shall utilize Lender’s electronic deposit and cash management system (i.e., remote capture) to deposit such Remittances directly into the Collection Account.  Pending such deposit, Borrower will not commingle any such Remittance or other proceeds of Accounts or other Loan Collateral with any of Borrower’s other funds or Property, but Borrower will hold it separate and apart therefrom in trust for Lender until delivery is made to Lender by overnight delivery carrier as described above.  Until the Loans have been fully paid and satisfied and this Agreement has terminated, all deposits to the Collection Account will be Lender’s Property to be applied against the Obligations in the following order (in the absence of the occurrence of an Event of Default): (i) first, to the Revolving Loans and (ii) next, to any other Obligations then due in such order and method of application as may be elected by Lender in its discretion exercised in good faith. The Collection Account will be subject only to the signing authority designated from time to time by Lender, and Borrower shall have no interest therein or control over such deposits or funds.  Lender shall have sole access to the Lock Box and the Collection Account until the Loans have been fully paid and satisfied and this Agreement has terminated.   Any Remittance received by a Non-Borrower Loan Party shall be deemed held by such Non-Borrower Loan Party in trust and as fiduciary for Lender and will be immediately delivered to the Lock Box and, if in electronic form, the Collection Account.    To the extent any Loan Party, other than Borrower, receives or is to receive any proceeds of any Loan Collateral, Borrower will cause such Loan Party to comply, and cause such Loan Party’s customers to comply, with the provisions of this Section 2.4(b).

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(c)           Each Business Day, Lender will, or will cause the applicable Lender Affiliate, automatically and without notice, request or demand by Borrower, in accordance with Lender’s (or as applicable, the applicable Lender Affiliate’s) automatic sweep program, transfer all collected and available funds in the Collection Account: (i) for application against the unpaid principal balance of all Prime Rate Revolving Loans and (ii) to be held in the Collection Account to the extent of any LIBOR Rate Revolving Loans.  Pursuant to that automatic sweep program, Lender will either make Prime Rate Revolving Loans to the extent necessary to cover Presentments to the Controlled Disbursement Account or to maintain a minimum collected, positive (i.e., “peg”) balance in the Funding Account of $370,000 at all times; however, in no event will the principal amount of the Revolving Loans advanced pursuant to the herein described automatic sweep program exceed the Revolving Loan Availability.  The “peg” balance in the Funding Account will receive a credit in accordance with, and subject to, Lender’s cash management program from time to time in effect to be used solely against Lender’s service charges and costs related to the establishment and maintenance of the Funding Account, the Controlled Disbursement Account, the Lock Box, the Collection Account, the automatic sweep program, and Lender’s and its Affiliates’ treasury and cash management services.  Without limitation of the provisions in the Security Agreement, and without limitation to the provisions below relating to the ownership of the Lock Box and the Collection Account and the deposits and funds therein, Lender shall have, and Borrower hereby grants to Lender, a Lien on all funds held in the Funding Account, the Controlled Disbursement Account, the Lock Box and the Collection Account as security for the Obligations.  The Funding Account, Controlled Disbursement Account, Lock Box and Collection Account will not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Lender or an Affiliate of Lender.  If any Remittance deposited in the Collection Account is dishonored or returned unpaid for any reason, Lender, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrower and any account maintained by Borrower with Lender or the applicable Lender Affiliate and such amount shall be deemed part of the Obligations.  Neither Lender nor the applicable Lender Affiliate shall be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Lender or the applicable Lender Affiliate in good faith with respect to the operation of the Funding Account, Controlled Disbursement Account, Lock Box, Collection Account, or the services to be provided by Lender or the applicable Lender Affiliate under this Agreement except to the extent, but only to the extent, of any direct damages, as opposed to any consequential, special or lost profit damages suffered by Borrower from gross negligence or willful misconduct of Lender or the applicable Lender Affiliate.  Until a payment is received by Lender for Lender’s account in finally collected funds, all risks associated with such payment will be borne solely by Loan Parties.

(d)           For the purposes of calculating interest, determining Revolving Loan Availability and the amount of Eligible Accounts, all Remittances and other proceeds of Accounts and other Loan Collateral deposited into the Collection Account shall be credited (conditional on final collection) against the outstanding Revolving Loan balance and the then Eligible Accounts as funds become collected and available in accordance with Lender’s funds availability policies from time to time in effect.

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(e)           From time to time, Lender or the applicable Lender Affiliate may adopt such regulations and procedures and changes it may deem reasonable and appropriate with respect to the operation of the Funding Account, the Controlled Disbursement Account, the Lock Box, the Collection Account, the automatic sweep program and the other services to be provided by Lender or the applicable Lender Affiliate under this Agreement, and such regulations, procedures and changes need not be reflected by an amendment to this Agreement in order to be effective.  Lender will give notice of such regulations, procedures and changes to Borrower in the ordinary course of Lender’s business.

(f)           All service charges and costs related to the establishment and maintenance of the Funding Account, the Controlled Disbursement Account, the Collection Account, the Lock Box, the Blocked Account, and Lender’s and its Affiliates’ treasury and cash management services shall be the sole responsibility of Loan Parties, whether the same are incurred by Lender, Lender’s Affiliates or Borrower, and Lender, at its discretion, may charge the same against Borrower and any account maintained by Borrower with Lender or the applicable Lender Affiliate and the same shall be deemed part of the Obligations.

(g)           To provide for collection and forwarding, on an interim basis, to Lender of Remittances and other proceeds of accounts and other Loan Collateral that continue to be sent on and after the date of this Agreement to LaSalle, LaSalle has, pursuant to the Blocked Account Agreement, established the Blocked Account into which such Remittances may be deposited until such Remittances shall be forwarded to the Collection Account.  Borrower will diligently use all reasonable efforts to cause its account debtors, as required by Section 2.4(b), to begin making payment directly to the Collection Account as quickly as possible and, in any event, within 90 days after the Closing Date.  The interim use of the Blocked Account will not diminish or alter Borrower’s obligations under this Section 2.4.  Borrower will use all reasonable commercial efforts to cause all available funds in the Blocked Account to be transferred each Business Day, at Borrower’s expense, to the Collection Account by any method acceptable to Lender, including by depository transfer check (DTC), automated clearing house (ACH) debit, or wire transfer of available funds.  All deposits to the Blocked Account will be Lender’s Property to be applied against the Obligations in such order and method of application as may be elected by Lender in its discretion exercised in good faith and will be subject only to the signing authority designated from time to time by Lender, and Borrower shall have no interest therein, access to or control over the deposits or funds therein.  Any amounts paid by Lender to LaSalle under the Blocked Account Agreement shall be part of the Obligations payable by Borrower upon Lender’s demand.

2.5           Payment; Time of Payment; Late Payments.

(a)           Borrower and Parent promise to pay and to perform, observe and comply with when due all of the Obligations.  All payments to be made by a Loan Party on account of the Obligations will be made by Loan Parties without setoff, deduction, offset, recoupment or counterclaim in immediately available funds.  Borrower shall make all payments of principal, interest and all other Obligations no later than 2:00 p.m., Cincinnati, Ohio time, on the Business Day such payments are due; any and all amounts paid after such time shall be credited on the next Business Day.  As an accommodation to Borrower, on the date any payment of interest or principal of the Loans, or any fee, charge or other Obligation is due, Lender is hereby authorized, in its discretion, to charge such amounts to the loan account with Lender as an advance of the Revolving Loans as a Prime Rate Revolving Loan.  All payments by Borrower and Parent under this Agreement will be in lawful money of the United States of America, and, unless otherwise provided in this Agreement or instructed by Lender in writing from time to time, Borrower will make all payments required under this Agreement and under any of the other Loan Documents in immediately available funds to an account designated by Lender from time to time.

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(b)           If any payment is not made when due under this Agreement or any of the other Loan Documents (and not paid within any applicable cure period) and, at the time payment was due, there was insufficient Revolving Loan Availability to charge such payment to the loan account with Lender as an advance of the Revolving Loans, Borrower shall pay to Lender a late payment fee equal to two percent (2%) of any payment not paid when due (whether by maturity, acceleration or otherwise).  All Obligations shall, after the occurrence and during the continuance of an Event of Default, at Lender’s sole option, bear interest at the Default Rate without notice to any Loan Party; provided that (i) this Section 2.5(b) shall not be deemed to constitute a waiver of any Event of Default or an agreement by Lender to permit any late payments whatsoever and (ii) if Lender charges a late fee with respect to a particular Event of Default, it may also not charge, solely with respect to such Event of Default, interest at the Default Rate.  In no event shall the interest rate accruing under the Notes be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

2.6           One General Obligation; Cross-Collateralized.  All advances of credit to, or for the benefit of, Borrower and/or the other Loan Parties under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation.  The Loans and all other advances or extensions of credit to, or for the benefit of, Borrower and/or the other Loan Parties under this Agreement or the other Loan Documents and all other Obligations are made on the security of all of the Loan Collateral.  The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way Lender’s security interest in, or other Liens on, the Accounts, Inventory, Equipment, General Intangibles, or any other Loan Collateral.

2.7           Closing Fee.  Borrower shall pay to Lender on the Closing Date a closing fee in the aggregate amount of $277,500 (the “Closing Fee”), which Closing Fee is fully-earned and non-refundable as of the Closing Date.

2.8           Unused Line Fee.  Commencing on February 1, 2008 and continuing on the first day of each and every calendar month thereafter until the Revolving Loans are fully paid and satisfied and the Revolving Commitment is terminated (and, as applicable, on the date this Agreement is terminated), Borrower will pay to Lender a fee (“Unused Line Fee”) in an amount equal to the result obtained by multiplying: (i) the difference between (a) the then effective Revolving Commitment and (b) the average daily Revolving Loans outstanding during the preceding calendar month (or portion thereof during which any portion of the Revolving Loans was outstanding or during which the Revolving Commitment was in effect) for which the Unused Line Fee is being determined by (ii) the result obtained (expressed as a percentage) by multiplying 0.25% by a fraction, the numerator of which is the sum of days in such calendar month (or portion thereof) during which the Revolving Commitment was in effect (or during which any portion of the Revolving Loans was outstanding) and the denominator of which is 360.

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2.9           Joint Obligations.  The obligations of Loan Parties under the Loan Documents are joint, several and primary.  No Loan Party will be or be deemed to be an accommodation party with respect to any of the Loan Documents.  Each Loan Party irrevocably designates Parent as its representative and agent on its behalf for the purposes of giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Loan Party or Loan Parties under the Loan Documents which are permitted to be taken by a Loan Party.  Parent hereby accepts such appointment.  Lender may regard any notice or other communication pursuant to any Loan Document from Parent as a notice or communication from all Loan Parties, and may give any notice or communication required or permitted to be given to any Loan Party or Loan Parties hereunder to Parent on behalf of such Loan Party or Loan Parties.  Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Parent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

Section 3.                      Representations And Warranties.

Borrower and Parent hereby warrant and represent to Lender the following:

3.1           Organization and Qualification.  Each Loan Party is a duly organized and validly existing corporation or, as applicable, limited liability company under the laws of its state of incorporation or, as applicable, organization as listed on Schedule 3.1, has the power and authority to carry on its business and to enter into and perform this Agreement and the other Loan Documents to which it is a party or otherwise bound, and is qualified and licensed to do business in each jurisdiction listed on Schedule 3.1 and each other jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect.  The shareholders of Borrower are not party to a shareholder agreement.

3.2           Due Authorization.  The execution, delivery and performance by each Loan Party of this Agreement, the Notes and the other Loan Documents to which it is a party or otherwise bound have been duly authorized by all necessary corporate and, as applicable, limited liability company action, and does not contravene any law or any governmental rule or order binding on a Loan Party or any of its Organizational Documents, nor violate any Material Agreement by which a Loan Party is bound nor result in the creation of a Lien on any assets of a Loan Party except the Liens granted to Lender under the Loan Documents.  Each Loan Party has duly executed and delivered to Lender this Agreement and the other Loan Documents to which it is a party and they are valid and binding obligations of each Loan Party enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally.  No notice to, or consent by, any Governmental Authority is needed in connection with this loan transaction other than the filing of Uniform Commercial Code financing statements in favor of Lender and the Mortgage.

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3.3           Litigation.  Except as set forth on Schedule 3.3, as of the Closing Date, there are no suits or proceedings pending or, to the Knowledge of the Officers, threatened, against or affecting any Loan Party, and no proceedings before any Governmental Authority are pending or to the Knowledge of the Officers, threatened, against any Loan Party.  To the Knowledge of the Officers, there is no liability to any Loan Party arising out of any injury to individuals or Property as a result of the manufacture, sale, delivery, ownership, possession, or use of any goods manufactured or distributed by, or on behalf of, any Loan Party prior to the Closing Date.

3.4           Margin Stock.  No part of the Loans will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.  If requested by Lender, Borrower shall furnish to Lender statements in conformity with the requirements of Federal Reserve Form U-1.

3.5           Material Agreements.  Attached as Schedule 3.5 is a true and accurate listing of all Material Agreements of Loan Parties (excluding purchase orders not subject to a written agreement and the Loan Documents) which are in effect as of the Closing Date, true, correct, and complete copies of which were provided to Lender before the Closing Date.

3.6           Licenses, Trademarks, Patents, etc.  Each Loan Party has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business, which, if not so obtained by such Loan Party, would reasonably be expected to have a Material Adverse Effect.  All of each Loan Party’s material licenses, permits, franchises, governmental authorizations, registered patents, registered trademarks and service marks, and registered copyrights are in full force and effect, and none of the foregoing are, to the Knowledge of the Officers, in conflict with the rights of others such that it would have a Material Adverse Effect.  Schedule 3.6 hereto provides a list of: (i) any of the following which are registered with the United States Patent and Trademark Office or the United States Copyright Office: patents, copyrights, trademarks, service marks or trade names and (ii) any licenses (to or from a Loan Party) of any of the following which are registered with the United States Patent and Trademark Office or the United States Copyright Office: patents, trademarks, service marks or copyrights (excluding in the case of this clause (ii), off-the-shelf or click-through software licenses and similar licenses that are immaterial to a Loan Party’s business).

3.7           Laws and Taxes.  Each Loan Party is in compliance with: (a) all judgments, orders, injunctions, and decrees of any federal, state, foreign, or local court or other Governmental Authority that is binding on any Loan Party or its Property under applicable law and (b) each statute, law, ordinance, regulation, and rule of any federal, foreign, state, or local Governmental Authority that is applicable to any Loan Party or its Property except for, in each instance, any non-compliance which would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party has filed all required tax returns and reports (or filed appropriate extensions therefor) that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon any Loan Party or its assets, including unemployment, social security, and real estate taxes except those state or local tax returns that a Loan Party may inadvertently fail to file and with respect to which such failure to file does not result in liabilities (including interest and penalties) greater than, in the aggregate, $25,000.  Each Loan Party has paid all taxes which are due and payable as of the Closing Date.  No taxing authority has asserted or assessed in writing any additional tax liabilities against any Loan Party for any period for which any Loan Party has filed (or was required to have previously filed) tax returns which are outstanding on the Closing Date, and no Loan Party has previously filed for any extension of time for the payment of any tax other than in the ordinary course of business.  There are not in effect any waivers by any Loan Party of applicable statutes of limitations for federal, foreign, state or local taxes for any period.   No Loan Party is a party to any tax-sharing agreement or arrangement.  Loan Parties’ Fiscal Year is from January 1st to December 31st.

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3.8           Financial Condition.  All Financial Statements of any Loan Party which have been delivered to Lender on or prior to Closing Date fairly present, in all material respects, the financial condition and results of operations of Loan Parties as of the date and for the periods indicated therein.  All Financial Statements of Loan Parties that are delivered to Lender after the Closing Date will be true and correct, in all material respects, and will fairly present, in all material respects, the financial condition and results of operations of Loan Parties as of the date and for the periods indicated therein.  Except (a) as described in Loan Parties’ Financial Statements (including the notes thereto), (b) Schedule 3.8 with respect to Financial Statements delivered on or prior to the date hereof, and (c) in the case of unaudited, interim Financial Statements, normal year-end adjustments and the absence of footnotes, the Financial Statements of Loan Parties have been prepared in accordance with GAAP.  No Loan Party has any Indebtedness of any kind that is prohibited by the terms of this Agreement.  There has been no material adverse change in the financial condition of any Loan Party, nor has any Loan Party suffered any damage, destruction or loss which has resulted in a Material Adverse Effect since the submission of the most recent Financial Statements to Lender.  Notwithstanding the foregoing, the representations and warranties set forth in this Section 3.8 shall not apply to projections contained in any such Financial Statements.  Such projections will be subject to Section 4.3(i).  For purposes of this Agreement, “Financial Statements” means the financial statements and reports delivered to Lender pursuant to Sections 4.3(a), 4.3(b), and Loan Parties’ (i) annual financial statements for the Fiscal Years ended on December 31, 2005 and December 31, 2006 and (ii) interim, unaudited financial statements for the period ended October 31, 2007.

3.9           Title.  Each Loan Party has good title to its Property (exclusive of that Property for which it has only a leasehold estate), free and clear of all Liens of any kind, except for any Permitted Liens.

3.10           Defaults.  Each Loan Party is in compliance with all Material Agreements applicable to it except for such noncompliance which would not be reasonably expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, each payment due under the A/P Trade Payable Agreements required to be made prior to the Closing Date has been timely made, and no Loan Party is in breach of its obligations under any A/P Trade Payable Agreement.  There does not now exist any default or violation by any Loan Party of or under any of the terms, conditions or obligations of its Articles of Incorporation, Bylaws or other governing documents, and the consummation of the transactions contemplated by this Agreement will not result in any such default or violation.

3.11           Environmental Laws.  (a)  Each Loan Party has obtained all permits, licenses and other authorizations or approvals which are required under Environmental Laws which, if not so obtained by such Loan Party, would reasonably be expected to have a Material Adverse Effect. Each Loan Party is in compliance in all respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws except for such noncompliance which would not be reasonably expected to have a Material Adverse Effect.

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(b)           The Officers do not have Knowledge of, and no Loan Party has received written notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which would, with reasonable certainty, either (i) interfere with or prevent compliance or continued compliance, with Environmental Laws, or (ii) give rise to any common law or legal liability under any Environmental Laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, or investigation under any Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste which, individually or collectively, would reasonably be expected to have a Material Adverse Effect.

(c)           There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the Knowledge of the Officers, threatened against any Loan Party, relating in any way to Environmental Laws except that which is within any applicable insurance coverage with respect to which the insurer has admitted liability and which would not reasonably be expected to have a Material Adverse Effect.

3.12           Subsidiaries; Partnerships; Affiliates.  All Persons, as of the Closing Date, who are Loan Parties’ and the Joint Ventures’ respective shareholders, members, managers, officers, and directors are, in each case, identified on Schedule 3.12(a).  Except as identified on Schedule 3.12(a), no Loan Party has any Subsidiaries.  Other than the Joint Venture Agreements, no Loan Party is a party to any partnership agreement or joint venture agreement.  Except those Affiliates and transactions as set forth on Schedule 3.12(b), no Affiliate of any Loan Party: (a) sells or leases any goods or real property to any Loan Party, (b) provides any services to any Loan Party exclusive of any individual who is an Affiliate in his or her capacity as an director, manager, employee or officer of a Loan Party, (c) purchases or leases any goods or real property, or purchases any services from, a Loan Party, or (d) is a party to any contract or commitment with any Loan Party (exclusive of any employment contracts with any individuals described in clause (b) above).  Parent is, and will remain, a holding company: (A) whose primary business will be the holding of the Ownership Interests of Loan Parties and (B) whose sole Subsidiaries are identified on Schedule 3.12(a).

3.13           ERISA.  Each Loan Party and all Persons that, along with Loan Parties, would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an “ERISA Affiliate”), are in compliance with all of their obligations arising out of, or in connection with, any “employee benefit plan”, as that term is defined in Section 3(3) of ERISA which (i) any Loan Party or an ERISA Affiliate sponsors or maintains or for which any Loan Party has an obligation to contribute and (ii) provides as of the Closing Date, or within the six years immediately preceding the Closing Date has provided, benefits to eligible employees (or their beneficiaries) of any Loan Party, except: (a) as set forth on Schedule 3.13 and (b) for such violations which would not reasonably be expected to have a Material Adverse Effect.  Neither any Loan Party nor any of its ERISA Affiliates: (i) maintains a Pension Plan subject to Title IV of ERISA or (ii) is obligated to contribute to any Multiemployer Plan.  Each Pension Plan that any Loan Party or any of its ERISA Affiliates sponsors, maintains, or for which any Loan Party or any of its ERISA Affiliates is required to make contributions, as of the Closing Date, is set forth on Schedule 3.13.

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3.14           Capitalization.  Schedule 3.14 sets forth the Ownership Interests of Loan Parties and the Joint Ventures which are authorized and the number of such Ownership Interests which are outstanding as of the Closing Date.  All outstanding Ownership Interests of Loan Parties are duly authorized and validly issued, are, as applicable, fully paid and nonassessable, and all capital contributions have been made with respect thereto that pursuant to Organizational Documents are required to have been made.  Set forth in Schedule 3.14 is a complete and accurate list of all Persons who are record owners of the Ownership Interests of Loan Parties as of the Closing Date.  All warrants, subscriptions, options, instruments, agreements and rights (excluding rights under statutes and governmental regulations) under which any Ownership Interests of Loan Parties are or may be redeemed, retired, converted, encumbered, bought, sold or issued are described in Schedule 3.14.

3.15           Restrictions; Labor Disputes; Labor Contracts.  No Loan Party is a party or subject to, any charge, corporate restriction, judgment, decree or order, for which any Loan Party’s compliance or non-compliance could have a Material Adverse Effect.  Except as set forth on Schedule 3.15, as of the Closing Date, no Loan Party is (i) a party to any collective bargaining agreement or other labor contract or (ii) the subject of any material labor dispute.  As of the Closing Date, no union or other labor organization is, to the Knowledge of any of the Officers, seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Loan Party or for any similar purpose.  To the Knowledge of any of the Officers, no key employee of any Loan Party is subject to any agreement in favor of anyone other than any Loan Party which restricts or limits that individual’s right to engage in the type of business activity conducted by any Loan Party in any manner which could materially impair the ability of such individual to carry out his or her duties with any Loan Party or to use any Property or confidential information or which grants to any Person, other than Loan Parties, any rights to inventions or other ideas susceptible to legal protection developed or conceived by any such key employee for Loan Parties.  To the Knowledge of any of the Officers, none of the Joint Ventures is subject to any restriction under applicable law or its respective Organizational Documents on the declaration or payment of dividends or similar distributions of its respective net income to Loan Parties.

3.16           Specifically Designated National and Blocked Persons.  Neither any Loan Party nor, to the Knowledge of the Officers, any of its Affiliates is a country, individual, or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the OFAC.

3.17           Investment Company.  No Loan Party is (a)(i) an “investment company”, (ii) an “investment adviser”, or (iii) a company “controlled” by an “investment company”, as each such term is defined in the Investment Company Act of 1940, as amended, or (b) a “holding company” as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 2005, as amended.

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3.18           Full Disclosure.  No representation or warranty made by any Loan Party or any of its Affiliates, as the case may be, in this Agreement, any other Loan Document to which it is a party, or any other document furnished from time to time in connection herewith or therewith contained at the time such representation or warranty was made or such document was furnished, or, with respect to any information delivered after the date of this Agreement, will contain at the time such representation is made or such document is furnished, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not materially misleading when read as a whole together with all other representations and warranties related thereto. Notwithstanding the foregoing, Loan Parties make no representations or warranties regarding the accuracy of any projections, predictions or other estimation of future events, or any information or data, pertaining generally to Loan Parties’ industry.

3.19           FDA; State Authorities; PACA.  (a) Except as set forth on Schedule 3.19, Borrower and each of Borrower’s Facilities at which it manufactures Inventory are in compliance with all applicable rules, regulations, and laws of the FDA, including its good manufacturing practice (GMP) requirements, and applicable State law except for such violations which would not reasonably be expected to have a Material Adverse Effect, (b) as of the Closing Date, except as set forth on Schedule 3.19, there are no pending recall, withdrawal, off-sale order, warning letter, seizures or other enforcement action by the FDA against Borrower or any warning letters from the FDA still pending against Borrower other than as set forth on Schedule 3.19, and (c) the results of the last inspection by the FDA and applicable State authorities of Borrower’s Facilities are set forth on Schedule 3.19.  Borrower does not purchase from any supplier any food and food products (for example, but not limited to, meats, cheeses, breads, fruits and vegetables (whether fresh or frozen)), and no Inventory of Borrower is comprised of goods subject to the Perishable Agricultural Commodities Act and/or “farm products” under the Uniform Commercial Code and/or the Food Security Act of 1985.

Section 4.                      Affirmative Covenants.  Borrower and Parent covenant with, and represent and warrant to, Lender that, from and after the Closing Date until the Obligations are paid and satisfied in full:

4.1           Access to Business Information.  Each Loan Party shall maintain books of account and records in accordance with GAAP (subject to Section 4.3(c)) and give representatives of Lender access thereto during normal business hours and upon reasonable advance notice unless an Event of Default has occurred and is continuing in which case no advance notice shall be necessary, including permission to: (a) examine, copy and make abstracts from any such books and records and such other information in each Loan Parties’ possession which might be helpful to Lender in evaluating the status of the Loans as it may reasonably request from time to time, with Lender endeavoring to not unreasonably interfere with Borrower’s business while taking such actions and (b) communicate directly with any of any Loan Party’s employees, officers, managers, accountants or other financial advisors and agents with respect to the business, financial conditions and other affairs of Loan Parties; provided that, so long as an Event of Default does not exist, Lender will communicate primarily with the Officers or persons designated by the Officers to so communicate with Lender.

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4.2           Inspection of Collateral; Appraisal.  Each Loan Party shall give Lender reasonable access to the Loan Collateral and the other Property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.  Whenever an Event of Default exists (and at such other times not more frequently than once per calendar year) as Lender requests, Lender may, at the sole expense of Borrower, obtain appraisals or updates thereof of Borrower’s Inventory from an appraiser, and prepared on a basis, satisfactory to Lender, such appraisals and updates to include information required by applicable law and regulations and by the internal policies of Lender.  The appraisers performing the appraisal and the methods of appraisal used by the appraisers doing the appraisal are subject to Lender’s approval in its discretion exercised in good faith.  From and after the date Lender receives and approves the most recent appraisal undertaken pursuant to this Section 4.2, the Net Orderly Liquidation Value of Borrower’s Inventory will, for purposes of Section 2.1(e), equal the Net Orderly Liquidation Value of Borrower’s Inventory established by the most recent appraisal.  Lender will provide Borrower a copy of the most recent appraisal promptly on the receipt of it by Lender.

4.3           Financial Information; Reporting.  Each Loan Party shall maintain a standard system for accounting, and Loan Parties shall furnish to Lender:

(a)           Within 30 days after the end of each month and each Fiscal Quarter, a copy of Loan Parties’ consolidated Financial Statements for that month and, as applicable, Fiscal Quarter and for the year to date in a form reasonably acceptable to Lender, prepared and certified as fairly presenting, in all material respects, the financial condition and results of operation of Loan Parties as of and for the periods then ending, by the principal financial officer of Parent;

(b)           Within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2007), a copy of Loan Parties’ consolidated Financial Statements for that year audited by Ernst & Young, LLP or by such other an independent certified public accounting firm reasonably acceptable to Lender, accompanied by an audit opinion of such accountants with the only qualification being due to lack of going concern due to lack of shareholder financial statements and letters of continuing support.  Within 45 days after the delivery of such annual Financial Statements, Borrower will deliver to Lender all management letters, if any, and any other material reports provided by such accountants;

(c)           All of the statements referred to in (a) and (b) above of this Section 4.3 shall be prepared and presented in accordance with GAAP (and, in the case of clause (a) above, subject to normal year-end adjustments and the absence of footnotes).  For purposes of the statements referred to in (a) and (b) above of this Section 4.3, the consolidated reporting group shall be Loan Parties;

(d)           With each of the month-end and Fiscal Quarter-end statements submitted under (a) above (other than the last month and Fiscal Quarter which shall be due within 90 days after the end of such month and Fiscal Quarter) and the Fiscal Year-end statements submitted under (b) above, a Compliance Certificate and Management Report in the form attached hereto as Exhibit 4.3(d) signed by the principal financial officer of Parent, (i) stating among other things, that he or she is familiar with all Loan Documents and that to the knowledge of such principal financial officer no Event of Default specified in this Agreement or in any of the other Loan Documents, nor any event which upon notice, lapse of time, the satisfaction of any other condition, or all of them, would constitute such an Event of Default, has occurred and is continuing, or, if any such condition or event existed or exists, specifying it and describing what action Loan Parties have taken or proposes to take with respect thereto, (ii) setting forth in summary form, with respect to the Fiscal Quarter-end and the Fiscal Year-end statements, figures showing the financial status of Loan Parties in respect of the Financial Covenants and restrictions contained in this Agreement, including showing the following amounts on a per Fiscal Quarter basis:  Fixed Charges, EBITDA, Funded Indebtedness, the gross amount of Capital Expenditures, and the amount of Non-financed Capital Expenditures, and (iii) providing, with respect to the Fiscal Quarter-end and the Fiscal Year-end statements, a summary of the operations of Loan Parties’ business for such period and identifying the key operating metrics of Loan Parties for such period;

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(e)           Upon request, copies of all federal, state and local income tax returns and such other information as Lender may reasonably request;

(f)           By no later than Tuesday of each week (based on values through the immediately preceding Friday), and more frequently if Lender shall require or Borrower shall so elect: a borrowing base certificate substantially in the form of Exhibit 4.3(f) (“Borrowing Base Certificate”) and any related documents required by Lender, (A) containing a summary of Accounts created since the last Borrowing Base Certificate and (B) reporting the value of Borrower’s Inventory since the last Borrowing Base Certificate which is listed separately for each Borrower’s Facility.  Values shown on reports of Inventory shall be at the lower of fair market value or cost based on FIFO in accordance with GAAP;

(g)           By no later than the 20th day after the end of each calendar month, or sooner if available and more frequently if Lender shall require or Borrower shall so elect: (A) monthly agings of Accounts, broken down by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and Borrower’s general ledger, and setting forth any changes in the reserves made for bad debts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Accounts, together with such further information with respect thereto as Lender may require; and (B) monthly agings of accounts payable each Loan Party listed by invoice date, in each case reconciled to Loan Parties’ general ledger for the end of such month;

(h)           By no later than the 20th day after the end of each calendar month, or sooner if available and more frequently if Lender shall require or Borrower shall so elect, an inventory report in a form reasonably acceptable to Lender.  Values shown on reports of Inventory shall be at the lower of cost or market value determined in accordance with a “first in-first out” cost accounting system;

(i)           By no later than the 15th day before the end of each Fiscal Year, a business plan for Loan Parties, including projected balance sheet, cash flows, and income statement, for the next Fiscal Year (“Projections”).  All Projections delivered to Lender by Loan Parties will be delivered with (i) a statement of the assumptions on which the Projections were prepared and (ii) a representation that the assumptions, except as otherwise noted thereon, were prepared on a consistent basis with the operation of Loan Parties’ business for the time periods indicated and with factors known to exist as of the date of such Projections or anticipated by the Officers to exist during the periods covered by the Projections.  Parent and Borrower shall certify to Lender with the delivery of such Projections that no Loan Party has any reason to believe that the Projections are false or misleading in any material respect; provided, that any certification or representation pursuant to this Section 4.3(i) shall be subject to the qualification set forth in the last sentence of Section 3.18;

(j)           Promptly upon receipt by a Loan Party, notices of recalls or other enforcement actions by the FDA and the results of inspections by the FDA or any State authorities of any of Borrower’s Facilities;

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(k)           By April 30, 2008, a copy of Loan Parties’ audited Financial Statements in accordance with Section 4.3(b) for the Fiscal Years ending December 31, 2005 and December 31, 2006; and

(l)           Such other information (including non-financial information) as Lender may from time to time reasonably request.

4.4           Condition and Repair.  Each Loan Party shall maintain its Equipment and all of the other Loan Collateral used in the operation of its business in good repair and working order subject to reasonable wear and tear, and shall make all appropriate repairs, improvements and replacements thereof so that the business carried on in connection therewith may be properly conducted at all times.

4.5           Insurance.  At its own cost, each Loan Party shall obtain and maintain: (a) insurance against loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by firms with established businesses engaged in the same or similar businesses as Loan Parties and, in any event, sufficient to fully protect Lender’s interest in the Loan Collateral and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by firms with established businesses engaged in the same or similar businesses as Loan Parties.  All such policies shall (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured and, where applicable, as loss payee under a lender loss payable endorsement satisfactory to Lender, and (iii) provide that the insurer will provide at least thirty (30) days written notice to Lender before such policy is altered or canceled.  All of the insurance policies required hereby shall be evidenced by one or more certificates of insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.

4.6           Taxes; Contested Claims.  Each Loan Party shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, provided that notwithstanding anything to the contrary contained herein, for purposes of this Agreement such amounts shall not be considered to be due or otherwise imposed upon Loan Parties until such amounts are shown as being due and payable (i) on a filed tax return, (ii) on an executed closing agreement between the applicable taxing authority and a Loan Party, or (iii) on a final, nonappealable order of a court of competent jurisdiction.  Each Loan Party shall pay when due all claims (including claims for labor, services, materials, rent and supplies) for sums which by law might be a Lien or charge upon any of its assets; provided that no such charge or claim need be paid if and for so long as each of the following conditions continue to be met (“Contested Claims”): (a) such Contested Claim is being diligently contested in good faith so long as Lender is notified of such contest, (b) Loan Parties establish an adequate reserve or other appropriate provision for the payment of such Contested Claim and all other Contested Claims required by GAAP, (c) any Lien arising from such Contested Claim does not, when added to all amounts secured by all other then Contested Claims, secure amounts in excess of $50,000 in the aggregate as of any date, (d) no material Property would reasonably be expected to be lost, forfeited or materially damaged as a result of such Contested Claim; and (e) any Lien arising from such Contested Claim, or from any other then Contested Claim, will not prevent Lender from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the applicable Loan Collateral or with respect to future advances made hereunder subject to any Permitted Liens.

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4.7           Existence; Business.  Each Loan Party (exclusive of an Inactive Subsidiary dissolved pursuant to a Permitted Dissolution) shall (a) maintain its existence as a corporation or, as applicable, limited liability company, (b) continue to engage primarily in business substantially the same general character in which Loan Parties are presently engaged or any businesses reasonably related thereto, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Loan Parties are presently engaged.

4.8           Compliance with Laws.  Each Loan Party shall comply with all federal, state and local laws, regulations and orders applicable to it or its assets, including all Environmental Laws, in all respects material to each Loan Party’s business or assets and shall promptly notify Lender of any material violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment of which any Officer has Knowledge and of any complaint or written notifications received by any Loan Party with regard to any material environmental or safety and health rule, regulation, statute, ordinance or law except in any case where the failure to comply with such laws would not reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights with respect to the ownership of its properties and the conduct of its business and as may be required from time to time by applicable law, the non-maintenance of which could be reasonably expected to have a Material Adverse Effect.   At least every six months, or more often if Lender shall request, Loan Parties will promptly notify Lender if any Loan Party obtains any registration of any of the following with the United States Patent and Trademark Office or the United States Copyright Office: patents, copyrights, trademarks, service marks or trade names.  Loan Parties will promptly notify Lender of any licenses (to or from a Loan Party) of any of the following which are registered with the United States Patent and Trademark Office or the United States Copyright Office: patents, trademarks, service marks or copyrights (excluding off-the-shelf or click-through software licenses and similar licenses that are immaterial to Loan Parties’ business) and any new license agreements respecting the purchase or manufacture of Inventory.

4.9           Notice of Default; Labor Matters; Affiliates.  Each Loan Party shall, within three (3) Business Days of any Knowledge thereof by any Officer, give written notice to Lender of: (a) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default, (b) the occurrence of any event or the existence of any condition which would prohibit or limit the ability of any Loan Party to reaffirm any of the representations or warranties, or to perform any of the covenants, set forth in this Agreement, (c) any labor dispute to which any Loan Party may become a party and which would reasonably be expected to have a Material Adverse Effect, (d) any strikes, walkouts, or lockouts relating to any of its plants or other facilities, and (e) the entering into of any labor contract relating to any of its plants or other facilities (other than those set forth on Schedule 3.15) or any material change to the terms of any labor contract set forth on Schedule 3.15.

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           4.10           Costs.  Loan Parties shall jointly and severally reimburse Lender for any and all Other Taxes actually paid by Lender upon Lender’s written request for payment together with reasonable supporting documentation.  Loan Parties shall jointly and severally reimburse Lender for any and all actual out-of-pocket fees, costs and expenses including reasonable attorneys’ fees, other professionals’ fees, appraisal fees, environmental assessment fees (including Phase I and Phase II assessments, but only if a Loan Party has received written notice that it may have violated any applicable Environmental Law), expert fees, court costs, litigation and other expenses (collectively, the “Costs”) all of which shall be reasonable in amount, actually paid by Lender or any of its officers, employees, Affiliates or agents in connection with: (a) the preparation, negotiation, procurement, review, administration or enforcement of this Agreement, any of the other Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (b) the defense, preservation and protection of Lender’s rights and remedies thereunder, including its security interest in the Loan Collateral or any other Property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise.  The Costs shall be due and payable upon written demand by Lender.  If any Loan Party fails to pay any of such Costs upon such demand, Lender is entitled to disburse such sums as an advance under the Line of Credit.  If there is insufficient Revolving Loan Availability to charge such Costs to the loan account with Lender as an advance of the Revolving Loans, the Costs shall bear interest from the due date for payment at the Default Rate.  This provision shall survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation.  Notwithstanding anything to the contrary in this Section 4.10, in connection with each field examination or verification by Lender of any of the Loan Collateral or Loan Parties conducted after the Closing Date, Borrower will pay to Lender either (but not both): (i) a fee at the then current rate (currently $850.00) per day (based on an 8 hour day plus reasonable out-of-pocket expenses incurred, including travel, lodging and meals) per auditor or field examiner for the services of Lender’s auditors and field examiners or (ii) the out-of-pocket fees, costs and expenses paid to third party auditors which conduct the field examination or verification; provided that, so long as an Event of Default has not occurred and Lender has not, in good faith, determined that Loan Parties’ financial condition or performance or Revolving Loan Availability has materially diminished, Lender shall not seek reimbursement from Borrower for more than a total of three (3) periodic, repeat audits (i.e., exclusive of any new business audit) per calendar year undertaken by Lender’s auditors or field examiners of Loan Parties (including of the Loan Collateral).

4.11           Depository/Banking Services.  So long as this Agreement is in effect, Lender shall be the principal depository in which substantially all of Loan Parties’ funds are deposited, and the principal bank of account of Loan Parties subject to Section 2.4(g).  Borrower shall not maintain more than (Euro) $50,000 on deposit account at deposit account number 0106516 001 00978 with ABN AMRO Bank Luxembourg.

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4.12           Other Amounts Deemed Loans.  If a Loan Party fails to (a) pay any tax, assessment, governmental charge or levy, (b) maintain insurance within the time permitted or required by this Agreement, (c) subject to Section 4.6, discharge any Lien prohibited hereby, or (d) comply with any other Obligation, Lender may, but shall not be obligated to, upon prior written notice to Parent (in the absence of an existing Event of Default), pay, satisfy, discharge or bond the same for the account of Loan Parties, and to the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of a Loan Party shall be deemed to be a Loan and part of the Obligations.  Lender shall give prompt written notice to Parent of any action taken by Lender under this Section 4.12.

4.13           Capital Contribution Agreement.  Borrower and Parent will cause any amounts due under the Capital Contribution Agreement from the Shareholders (as defined in the Capital Contribution Agreement) to be deposited directly with Lender and applied as a reduction of the Revolving Loans.

           4.14           Further Assurances.  Each Loan Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as Lender shall reasonably request from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

Section 5.                      Negative Covenants.  Borrower and Parent covenant with, and represent and warrant to, Lender that, from and after the Closing Date until the Obligations are paid and satisfied in full:

5.1           Indebtedness.  No Loan Party will incur, create, assume or permit to exist any:

(a)           Indebtedness for borrowed money other than: (i) the Obligations and the Fifth Third Shareholder Loans; (ii) the Owner/Affiliate Subordinated Debt and the Indebtedness evidenced by the Alticor Note; (iii) the LaSalle Debt; (iv) Permitted Purchase Money Indebtedness; (v) such Rate Management Obligations and credit card Obligations owing to Lender or its Affiliates pursuant to such terms and conditions as agreed to by Lender and Borrower; (vi) additional unsecured loans or advances from one or more Owner/Affiliate Subordinated Creditors constituting Owner/Affiliate Subordinated Debt so long as (A) such Indebtedness is subject to an Owner/Affiliate Subordination Agreement, (B) the incurrence of such Indebtedness does not create an Event of Default and (C) the terms and conditions applicable to such Indebtedness (including maturity date, interest rate and amortization) are acceptable to Lender in its discretion; (vii) Indebtedness listed on Schedule 5.1; and (viii) other Indebtedness for borrowed money not otherwise authorized by this Section 5.1 that has been specifically approved in writing by Lender;

(b)           Indebtedness under a Rate Management Agreement except as provided in Section 5.1(a)(v);

(c)           Indebtedness representing reimbursement obligations and other liabilities of a Loan Party with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts (other than checks in the ordinary course or to make payments permitted by this Agreement) or similar documents or instruments issued for a Loan Party’s account excluding: (i) Letters of Credit issued under this Agreement and (ii) letters of credit issued by a third-party financial institution to the extent expressly permitted by Section 2.3(c);

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(d)           Indebtedness secured by a Lien (other than a Permitted Lien) on or payable out of the proceeds or production from any Property of a Loan Party regardless of whether such liability has been assumed by a Loan Party;

(e)           Indebtedness representing the balance deferred and unpaid of the purchase price of any Property or services except (i) Permitted Purchase Money Indebtedness, (ii) any such balance that constitutes an account payable to a trade creditor created, incurred, assumed or guaranteed by a Loan Party in the ordinary course of business of such Loan Party (or Non-financed Capital Expenditures permitted by Section 5.3) in connection with obtaining goods, materials or services that is not more than ninety (90) days in arrears as measured from the date of billing, unless the trade payable is being contested in good faith, and (iii) any such balance for any services that constitutes a liability accrual, created, incurred, assumed or guaranteed by a Loan Party in the ordinary course of business of a Loan Party that is not more than ninety (90) days in arrears as measured from the date due, unless such accrual is being contested in good faith; or

(f)           Indebtedness evidenced by notes, bonds, debentures, installment contracts, Capitalized Leases, Synthetic Leases, or similar obligations except to the extent permitted under Sections 5.1(a) through 5.1(e).

5.2           Prepayments; Subordinated Debt.

(a)           No Loan Party will voluntarily prepay any Indebtedness owing by such Loan Party prior to the stated maturity date thereof other than: (i) the Obligations, (ii) Indebtedness to trade creditors in the ordinary course of business or where the prepayment on such Indebtedness shall result in a discount on the amount due or other benefit to a Loan Party deemed material by it, or (iii) as set forth in Section 5.2(b).

(b)           No Loan Party will: (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any of the Owner/Affiliate Subordinated Debt except to the extent, and in the manner, expressly permitted by the applicable Owner/Affiliate Subordination Agreement; or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Owner/Affiliate Subordinated Debt.

(c)           No Loan Party will: (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any of the LaSalle Debt except to the extent, and in the manner, expressly permitted by the LaSalle Intercreditor Agreement; or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Third-Party.

(d)           No Loan Party will seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to: (i) any of the terms of payment (including, principal, interest or premium provisions) of or applicable to, or the provisions governing the priority of or security for the payment and performance of the obligations under or applicable to, or acceleration, termination, financial or negative covenant, or default provisions of or applicable to, any of the Owner/Affiliate Subordinated Debt Documents, the Alticor Note or the LaSalle Debt Documents, (ii) increase the total amount of Indebtedness owing to (A) LaSalle from that which exists on the Closing Date, (B) Alticor from that which exists on the Closing Date, or (C) Owner/Affiliate Subordinated Creditors from that which exists on the Closing Date unless in compliance with Section 5.1, or (iii) any other material term of or applicable to any of the Owner/Affiliate Subordinated Debt Documents, the Alticor Note or the LaSalle Debt Documents.  For purposes of this Section 5.2(d), “material” means any modification, waiver, or amendment of any of the Owner/Affiliate Subordinated Debt Documents, the Alticor Note or the LaSalle Debt Documents which, in the judgment of Lender exercised in good faith, would (1) adversely affect any of Lender’s rights or remedies under the Loan Documents or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests) or (2) create or result in an Event of Default.

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5.3           Capital Expenditures.  Loan Parties will not make or incur any Capital Expenditures during any Fiscal Year, commencing with the Fiscal Year ended on December 31, 2007, in an aggregate amount which exceeds $2,000,000.

5.4           Pledge or Encumbrance of Assets; Subsidiaries.

(a)           No Loan Party will create, incur, assume or permit to exist, arise or attach any Lien on any present or future asset.  Notwithstanding the foregoing in this Section 5.4(a), with respect to Parent’s Voting Ownership Interests in Luxembourg Sub, the provisions of this Section 5.4(a) shall be limited to 65% of the outstanding Voting Ownership Interests of Parent in Luxembourg Sub.  Borrower will not, and Parent will not permit Borrower to, create, directly or indirectly, any prohibition or restriction on the creation or existence of a Lien in favor of Lender upon the assets of Borrower, nor create any contractual obligation which may restrict or inhibit Lender’s rights or abilities to sell or otherwise dispose of all or any part of the Loan Collateral after the occurrence of an Event of Default, other than contractual restrictions arising under the Loan Documents, any Rate Management Agreements permitted by Section 5.1, Permitted Purchase Money Indebtedness and to the extent created by contract, Permitted Liens.

(b)           Until the Obligations are paid and satisfied in full and this Agreement is terminated, each Loan Party (“Subject Loan Party”) will continue to: (i) own legally and beneficially, free and clear of any Liens, at least the percentage shown on Schedule 3.12(a) as of the Closing Date, on a fully diluted basis, of the outstanding Ownership Interests of each of the other Loan Parties shown on Schedule 3.12(a) (“Owned Loan Parties”) to be owned by the respective Subject Loan Party and (ii) have the power to direct or cause the direction of the management and policies of each of the Owned Loan Parties shown on Schedule 3.12(a) to be owned by the respective Subject Loan Party.

(c)           Until the Obligations are paid and satisfied in full and this Agreement is terminated, Parent will continue to: (i) own legally and beneficially, free and clear of any Liens, at least 50%, on a fully diluted basis, of the outstanding Ownership Interests of each of the Joint Ventures and (ii) have the right to co-manage each of the Joint Ventures.

(d)           No Non-Borrower Loan Party will directly or indirectly: (i) transfer or make any distributions of any of its Properties to any Person except to Borrower or (ii)  make any loans, advances or extensions of credit to any Person, including any of the other Non-Borrower Loan Parties or their respective Affiliates, except to Borrower.

(e)           No Non-Borrower Loan Party shall directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Non-Borrower Loan Party to: (i) pay dividends or make any other distribution on any of such Non-Borrower Loan Party’s Ownership Interests owned by Borrower or Parent; (ii) pay any Indebtedness owed to Borrower or Parent; (iii) make loans or advances to Borrower or Parent; or (iv) transfer any of its Property to Borrower or Parent.

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(f)           Until the Obligations are fully and finally paid, Borrower will not make or grant any further assignments, transfers, or other dispositions of the Policy (as defined in the Agreement Regarding Credit Insurance) or any right or interest therein.

5.5           Guarantees.  No Loan Party will enter into any direct or indirect indemnities or guarantees other than (a) customary indemnification obligations and warranties under leases and other contracts in the ordinary course of business, (b) indemnities arising under the Loan Documents and any Rate Management Agreements permitted by Section 5.1, (c) guarantees of the Indebtedness of any other Loan Party so long as such Indebtedness is permitted by Section 5.1, (d) by endorsement of checks for deposit in the ordinary course of business, and (e) in favor of Lender.

5.6           Dividends and Distributions.

(a)           Neither Borrower nor Parent will declare or pay any dividend or distributions on its Ownership Interests (including any return of capital) except that Borrower may make cash dividends or distributions to Parent solely in order, and in such amounts sufficient:

(i)           for Parent to pay (“Tax Distributions”): (A) the federal, state and local income tax liabilities of Borrower which are then due (to the extent Borrower is consolidated with Parent for income tax purposes), or (B) any state franchise taxes of Parent which are then due, and

(ii)           for Parent to make Investments in the Joint Ventures to the extent permitted by Section 5.9(ii).

(b)            Neither Borrower nor Parent will redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of its Ownership Interests in any Fiscal Year.

                      (c)           Neither Borrower nor Parent will pay (i) any management, consulting or other fees and reimbursements of out-of-pocket expense to any of its Affiliates or (ii) any fees or expenses of the members of Parent’s or Borrower’s Board of Directors, in the aggregate for clauses (i) and (ii) in excess of an aggregate amount equal to $400,000 per calendar year.

(d)           Borrower shall not pay out-of-pocket expenses or other overhead expenses of Parent except in the ordinary course of business consistent with past practice.

5.7           Merger; Amendment of Material Documents; Disposition of Assets.  No Loan Party shall: (a) change its Fiscal Year, (b) merge or consolidate with any Person or otherwise reorganize, liquidate or wind-up or dissolve itself, (c) amend or change, or allow to be amended or changed, any of its Organizational Documents or any Joint Venture Agreement in a manner that would reasonably be expected to have a Material Adverse Effect or would create or result in an Event of Default, or (d) sell, lease, transfer or otherwise dispose of, or grant any Person an option to acquire, or sell and leaseback, any of its assets, whether now owned or hereafter acquired (“Dispositions”), except for:

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(i)           bona fide sales of Inventory in the ordinary course of business; provided, however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of Indebtedness (other than Indebtedness arising out of the contractual obligation to sell such Inventory);

(ii)           the purchase, termination and re-investment of Investments that are permitted to be owned or made as described in clauses (v), (viii), (ix), and (x) of Section 5.9(c) (it being understood that repayments of loans or advances that constitute Investments permitted by clauses (iii) and (vi) of Section 5.9(c) shall not constitute Dispositions);

(iii)           sales of delinquent Accounts (other than Eligible Accounts) in the ordinary course of business for the purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(iv)           (A) the surrender of contractual rights in the ordinary course of business or (B) the settlement, release or surrender of any contract, tort or other litigation claims in the ordinary course of business other than any commercial tort claim pledged to Lender under the Security Agreement;

(v)           dispositions of Equipment (A) which has suffered an Event of Loss or (B) with a net book value of less than (x) $100,000 with respect to any single piece of Equipment or (y) $200,000 in the aggregate per year with respect to multiple pieces of Equipment, which, in each instance under this item (v)(B), is obsolete, surplus, or worn-out so long as, in each instance (i.e., under clauses (A) and (B)), all proceeds thereof (“Disposition Proceeds”) are paid to Lender (exclusive of any Equipment which is the subject of a Permitted Lien on which Lender does not have a first priority security interest) to be applied against the Obligations in accordance with Section 2.2(h); provided that Borrower may use Disposition Proceeds to purchase replacement Equipment so long as: (1) such replacement Equipment is not materially less in value than the Equipment which was sold or otherwise disposed of by Loan Parties, (2) no Event of Default has occurred and is continuing, (3) such replacement Equipment (I) is free and clear of all Liens except: (aa) a first priority security interest in favor of Lender and (bb) any other Permitted Lien (exclusive of a Lien arising from any Permitted Purchase Money Indebtedness unless the Equipment disposed of was subject to a Lien arising from Permitted Purchase Money Indebtedness, in which case the Disposition Proceeds may be used to repay such Permitted Purchase Money Indebtedness so long as such replacement Equipment is financed with Permitted Purchase Money Indebtedness) and (II) will not be a fixture under applicable law, (4) Borrower effects the replacement within 120 days after such disposition and provides notices thereof to Lender, and (5) all Disposition Proceeds with respect to any Equipment (exclusive of any Equipment which is the subject of a Permitted Lien on which Lender does not have a first priority security interest to the extent permitted by this Agreement) are paid to Lender for application to the Revolving Loans (subject to the establishment of a Borrowing Base Reserve therefor in the amount thereof) pending such replacement by Borrower; and

(vi)           Permitted Dissolutions and Permitted Mergers.

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5.8           Transactions with Affiliates. No Loan Party shall (a) directly or indirectly make any loans or advances to any of its employees, officers, shareholders or directors, or other Affiliates except to the extent permitted by Sections 5.9(ii) and 5.9(iii); (b) enter into any transaction with any of its Affiliates, except (i) as set forth in Schedule 3.12(b), (ii) to the extent permitted by Section 5.9, (iii) for such transactions entered into in the ordinary course of business upon fair and commercially reasonable terms that are no less favorable to a Loan Party than could be obtained in a comparable arms-length transaction with an unaffiliated Person, (iv) as permitted by Sections 5.6 and 5.7, and (v) salary, benefits, bonuses, and other employment compensation paid to individuals who are Affiliates of Loan Parties in the ordinary course of business; or (c) divert (or permit anyone to divert) any of Borrower’s business opportunities to any Affiliate or any other Person in which a Loan Party or their respective holders of Ownership Interests holds a direct or indirect interest.

5.9           Investments.  No Loan Party shall purchase or otherwise acquire: (a) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division, (b) any partnership, joint venture or limited liability company interest in or with any Person, or (c) the securities of, create, form or invest in any Person (including a Subsidiary), or hold beneficially evidences of Indebtedness of, or make any investment or acquire any interest in, or make any advance or loan to, or assume any liability on behalf of, any other Person (all such investments, loans and advances referred to herein collectively, as “Investments”) other than:

(i)           Investments by a Loan Party in another Loan Party to the extent, and in the amount, existing on the Closing Date;

(ii)           loans, advances and equity contributions made after the Closing Date (a “JV Investment”) made by Parent or 701 Corporation, as applicable, to, or in, the Joint Ventures so long as (A) Borrower, after making a dividend to Parent to allow Parent to make (or in the case of 701 Corporation, to allow Parent to contribute to 701 Corporation funds to make) such JV Investment, has excess Revolving Loan Availability equal to at least $2,500,000, and (B) the Joint Ventures do not receive more than an aggregate amount equal to $500,000 as JV Investments;

(iii)           advances to employees with respect to expenses incurred by those employees, which expenses (A) are ordinary and necessary business expenses, (B) are reimbursable by Borrower, and (C) do not exceed in the aggregate, $100,000, outstanding at any one time;

(iv)           prepaid expenses in the ordinary course of business, and lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business;

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(v)           short term Investments of excess working capital in one or more of the following so long as no Revolving Loans are then outstanding: (A)  Investments (of one year or less) in direct or guaranteed obligations of the United States, or any agencies thereof; (B) Investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A from Standard & Poor’s (or any successor rating agency) or at least Aa2 from Moody’s Investor Services (or any successor rating agency); (C) Investments (of one year or less) in certificates of deposit of banks or trust companies organized under the laws of the United States or any jurisdiction thereof, provided that such banks or trust companies are insured by the Federal Deposit Insurance Corporation and have combined capital and surplus and undivided profits in excess of $500,000,000; and (D) money market funds substantially all of the assets of which are as described in clauses (A), (B) or (C) above;

(vi)           non-cash advances to Borrower’s customers made in connection with sales of goods or services to those customers in the ordinary course of business of Borrower;

(vii)           Investments received in satisfaction of judgments, settlements of debts or compromises of obligations or as consideration for the settlement, release or surrender of a contract, tort or other litigation claim, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of an account debtor;

(viii)           Investments in Rate Management Agreements permitted by Section 5.1;

(ix)           deposits of cash with banks or other financial institutions permitted by Section 4.11;

(x)           Investments, expressly approved in writing by Lender, made solely to fund any deferred compensation plans of Borrower for its employees which have been expressly approved in advance and in writing by Lender; and

(xi)           other Investments expressly approved in writing by Lender.

5.10           Fixed Charge Coverage Ratio.  Loan Parties will not permit the Fixed Charge Coverage Ratio to be less than the ratio set opposite the following Test Periods ending on any of the following dates or occurring during any of the following periods:

Test Periods	Fixed Charge Coverage Ratio
For each of the Test Periods ending on and after December 31, 2007	1.10 to 1

5.11           Senior Funded Indebtedness to EBITDA Ratio.  Loan Parties will not permit the Senior Funded Indebtedness to EBITDA Ratio to exceed the ratio set opposite the following Test Periods ending on any of the following dates or occurring during any of the following periods:
Test Periods	Senior Funded Indebtedness to EBITDA Ratio
For each of the Test Periods ending on and after December 31, 2007	5.750 to 1

5.12           Minimum Tangible Net Worth.  Loan Parties will not permit their Tangible Net Worth to be less than $1,500,000 as of the end of any Test Period.

Section 6.                      Events of Default and Remedies.

6.1           Events of Default.  The occurrence of any of the following events, whether or not caused by or within the control of a Loan Party, shall be an event of default under this Agreement (each, an “Event of Default”):

(a)           Any representation or warranty made with respect by, or with respect to, a Loan Party or any of its Affiliates, in any of the Loan Documents or in any other written statement, certificate or document delivered to Lender pursuant to any such Loan Document, was false or incorrect when made or reaffirmed in any material respect; or

(b)           (i) A Loan Party fails to pay any of the Obligations when due and payable, by acceleration or otherwise (except as provided in clause (ii) below of this subparagraph (b)); provided that with respect to any sum payable under this Agreement or the Notes, other than any payment of principal, interest or any other fee expressly set forth herein, it will not be an Event of Default for failure to pay such sum unless such sum is not paid to Lender within two (2) Business Days after the date Lender notifies Parent of the failure to make such payment or (ii) Borrower fails to cure any Overadvance in accordance with Section 2.1(a); or

(c)           A Loan Party fails to observe, comply with or perform any other covenant, condition or agreement herein or in any of the other Loan Documents (i.e., exclusive of those defaults covered by the other clauses (a), (b), and (d) through (w) of this Section 6.1) and fails to cure such default by the date that is 30 days after the earlier of the date: (i) Lender notifies Parent of such default or (ii) on which any Loan Party has knowledge of such default; provided that such 30-day grace period shall not apply to: (A) a breach of any covenant that, in Lender’s good faith judgment, cannot be cured; (B) any failure to maintain insurance in accordance with Section 4.5 or any Security Document or to permit inspection by Lender, or its agent, of the Loan Collateral or of the books and records of Loan Parties in accordance with Sections 4.1 or 4.2; (C) any breach of Sections 4.9(a), 4.9(b), 4.13, or 4.14; (D) subject to Section 6.6, any breach of any negative covenant set forth in Section 5; (E) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; (F) any breach if, within the 12 calendar months immediately preceding the occurrence of such current breach, a Loan Party has twice previously breached the same provision of this Agreement or any other applicable Loan Document; or (G) a breach or default under Section 4.3(f) or 4.3(j), in which case a 5 Business Day grace period shall apply; or

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(d)           A court enters a decree or order for relief with respect to a Loan Party or an Individual Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of a Loan Party or an Individual Guarantor for any substantial part of its or his respective Property, or orders the wind-up or liquidation of its or his affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law is filed and is pending for sixty (60) days without dismissal; or

(e)           A Loan Party or an Individual Guarantor commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay its or his respective debts as such debts become due, or takes any authorizing action in furtherance of any of the foregoing; or

(f)           (i)  There occurs an Owner/Affiliate Subordinated Debt Default which has not been waived in writing by the Owner/Affiliate Subordinated Creditors except to the extent the remedies thereunder are stayed under the applicable Owner/Affiliate Subordination Agreement; (ii) There occurs a LaSalle Debt Default which has not been waived in writing by LaSalle except to the extent the remedies thereunder are stayed under the LaSalle Intercreditor Agreement; (iii) A Loan Party defaults under the terms of any of the A/P Trade Payable Agreements, and such default gives the applicable A/P Trade Payable Creditor the right to accelerate the Indebtedness which is the subject of such A/P Trade Payable Agreement, and such default is not cured within any applicable cure period, if any, set forth in such A/P Trade Payable Agreement, or if no such cure period is set forth, within 3 Business Days; (iv) A Loan Party defaults under the terms of the Alticor Note, and such default gives Alticor the right to accelerate the Indebtedness which is evidenced by the Alticor Note, and such default is not cured within any applicable cure period, if any, set forth in such Alticor Note, or if no such cure period is set forth, within 3 Business Days; or (v) A Loan Party defaults under the terms of any other Indebtedness for borrowed money or lease that, individually or in the aggregate (when added to all other Indebtedness, if any, of any one or more Loan Party then in default), involves Indebtedness for borrowed money or lease payments in excess of $1,000,000 and such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness for borrowed money or lease payments and such default is not cured within any applicable cure period; or

(g)           Any one or more judgments, orders or decrees for the payment of money, in an amount which exceeds aggregate available insurance proceeds by more than $350,000 individually (or any number of final judgments, awards, orders, or decrees outstanding, as of any date, in excess of $400,000 in the aggregate with respect to any one or more Loan Party), is rendered against a Loan Party and remains undischarged for 30 days during which time execution is not effectively stayed, vacated, or discharged; or

(h)           Any event occurs which would with reasonable certainty have a Material Adverse Effect or a Guarantor Material Adverse Effect; or

(i)           There occurs a Change of Control; or

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(j)           The dissolution of Borrower, Parent or any other Loan Party except any Inactive Subsidiary pursuant to a Permitted Dissolution; or

(k)           The commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, or levies by any Person against, or the filing by any taxing authority of a Lien (except a Permitted Lien) against, any of the Loan Collateral which has not been vacated, discharged or stayed within 30 days after the commencement thereof; or

(l)           There occurs an uninsured casualty loss with respect to any of the Loan Collateral having an aggregate fair market value greater than $100,000; or

(m)           Lender ceases to be Loan Parties’ (i) principal depository bank in which substantially all of Loan Parties’ funds are deposited or (ii) principal bank of account; or

(n)           (i) The validity or effectiveness of any of the Loan Documents or its transfer, grant, pledge, mortgage, or assignment by the party executing such Loan Document is materially impaired (other than in accordance with its express terms and conditions); (ii) any party (other than Lender or any Affiliate of Lender) executing any of the Loan Documents asserts that any of such Loan Documents is not a legal, valid and binding obligation of the party thereto enforceable in accordance with its terms; (iii) the security interest or other Lien purporting to be created by any of the Loan Documents shall for any reason cease to be a valid, perfected Lien (other than in accordance with its express terms and conditions); or (iv) any Person is released from any of its covenants or obligations under any of the Loan Documents except as permitted by Lender in writing or in accordance with the express terms and conditions of such Loan Documents; or

(o)           A contribution failure occurs with respect to any employee benefit plan maintained by a Loan Party or a Loan Party’s ERISA Affiliate sufficient to give rise to a Lien under Section 302(f) of ERISA; or

(p)           The filing of any Lien against the Loan Collateral or any part thereof (exclusive of Permitted Liens) which is not removed to the satisfaction of Lender within a period of 10 days after the earlier of the date (i) Lender notifies Parent of such Lien or (ii) on which any Loan Party has Knowledge of such Lien; or

(q)           Subject to Section 5.7 with respect to a permitted disposition of an asset thereunder, the abandonment by any Loan Party of any Loan Collateral having an aggregate fair market value of greater than $50,000; or

(r)           There occurs a nonpayment by Borrower of any Rate Management Obligation when due or the breach by Borrower of any material term, provision or condition contained in any Rate Management Agreement; or

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(s)           any Inventory, in excess of an aggregate amount equal to $100,000, which is being stored for, or on behalf of, Borrower by a third-party is being stored by such third party in violation of applicable law or is the subject of seizure or other enforcement action by the FDA or any applicable State authority; or

(t)           The occurrence of any default or breach by any of the Shareholders (as defined in the Capital Contribution Agreement) under the Capital Contribution Agreement; or

(u)           (i) an Individual Guarantor defaults under his Individual Guaranty, (ii) an Individual Guarantor denies his obligation to guarantee the Obligations or attempts to limit or terminate his obligation to guarantee the Obligations subject to the terms of his Individual Guaranty, (iii) David L. Van Andel, John Paul DeJoria, William W. Nicholson or Mark A. Fox dies or becomes legally incompetent, or (iv) a Specific Guarantor Event occurs unless, on or before the end of the Specific Guarantor Standstill Period, either of the following occurs: (A) Lender expressly waives in writing the Event of Default arising from the Specific Guarantor Event (although Lender shall be under no obligation whatsoever to do so) or (B) Borrower provides additional collateral or other security or a substitute guarantor, which, in each case, is satisfactory to Lender in its discretion exercised in good faith; or

(v)           (i) a Non-Borrower Loan Party defaults under the Loan Party Guaranty or (ii) a Non-Borrower Loan Party denies its obligations under the Loan Party Guaranty or attempts to limit or terminate its obligation to guarantee the Obligations; or

(w)           (i) any Owner/Affiliate Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Lender or in accordance with its express terms), (ii) any of the Owner/Affiliate Subordinated Creditors denies in writing its, his or her obligations under the applicable Owner/Affiliate Subordination Agreement or attempts to limit or terminate or revoke its, his or her obligations under the applicable Owner/Affiliate Subordination Agreement, (iii) the LaSalle Intercreditor Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Lender or in accordance with its express terms), or (iv) LaSalle denies in writing its obligations under the LaSalle Intercreditor Agreement or attempts to limit or terminate or revoke its obligations under the LaSalle Intercreditor Agreement.

6.2           Remedies.  If any Event of Default occurs and is continuing, Lender may cease advancing money hereunder, and Lender may elect to exercise any one or more of the following remedies, all without presentment, demand, protest or notice of any kind, as the same are hereby expressly waived by Borrower and Parent, unless otherwise required by applicable law:

(a)           cease advancing any Revolving Loans, declare all Obligations to be immediately due and payable, whereupon such Obligations shall immediately become due and payable, and terminate this Agreement and all obligations of Lender under this Agreement;

(b)           proceed to enforce payment of the Obligations and to realize upon the Loan Collateral or any Property securing the Obligations, including causing all or any part of the Loan Collateral to be transferred or registered in its name or in the name of any other Person, with or without designation of the capacity of such nominee, and Loan Parties shall be liable for any deficiency remaining after disposition of any Loan Collateral;

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(c)           offset and apply to all or any part of the Obligations, all moneys, credits and other Property of any nature whatsoever of each Loan Party now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by a Loan Party individually or jointly with another Person), Lender or its Affiliates, including certificates of deposit; and/or

(d)           exercise any and all rights and remedies provided by applicable law and the Loan Documents.

6.3           No Remedy Exclusive.  No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute, and each may be exercised together, separately and in any order.  Borrower and Parent waive any requirement of marshaling of assets that may be secured by any of the Loan Documents.

6.4           Effect of Termination; Voluntary Termination.

(a)           The termination of this Agreement shall not affect any rights of any party or any obligation of any party to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or Obligations incurred prior to such termination have been fully disposed of, concluded or liquidated.  The security interest, other Liens and rights granted to Lender hereunder and under the Loan Documents shall continue in full force and effect, notwithstanding the fact that no Loans are outstanding, until all of the Obligations have been paid in full and this Agreement is terminated.

(b)           Borrower and Parent may voluntarily terminate this Agreement (i) by giving Lender written notice (“Termination Notice”) of the date on which this Agreement is to terminate (“Voluntary Termination Date”) at least five (5) Business Days before the Voluntary Termination Date, and (ii) by paying on any such Voluntary Termination Date all of the Obligations.  Upon the Voluntary Termination Date, (1) all Loans and all other Obligations will automatically and immediately become due and payable, (2) Borrower will cause all Letters of Credit to be replaced or cash collateralized on terms satisfactory to Lender; and (3) Lender’s obligations under this Agreement and the other Loan Documents arising on and after that effective date of termination will automatically terminate immediately, without notice or demand, which Borrower and Parent hereby expressly waives.

6.5           Actions in Respect of Letters of Credit. If any Event of Default shall have occurred and be continuing, Lender may, whether in addition to taking any of the actions described in this Section 6 or otherwise, if any Letters of Credit shall have been issued, make demand upon Loan Parties to, and forthwith upon such demand Loan Parties will, pay to Lender in same day funds at Lender’s office designated in such demand, for deposit in a special non-interest bearing cash collateral account (the “Letter of Credit Collateral Account”) to be maintained at such office of Lender, an amount equal to the Letter of Credit Exposure.  The Letter of Credit Collateral Account shall be in the name of Lender (as a cash collateral account), and under the sole dominion and control of Lender exercised in good faith (with sole right of withdrawal) and subject to the terms of this Agreement and the other Loan Documents.  On each drawing under a Letter of Credit, Lender shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (a) no amounts are then on deposit in the Letter of Credit Collateral Account, (b) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or (c) Lender is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this Section 6.5 shall automatically be converted into a Revolving Loan as a Prime Rate Revolving Loan made on the date of such drawing for all purposes of this Agreement.  To the extent that Lender applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 6.5, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, then the amount so rescinded or returned shall automatically be converted into a Revolving Loan as a Prime Rate Revolving Loan made on the date of such drawing for all purposes of this Agreement.  In the event the amount on deposit in the Letter of Credit Collateral Account at any time exceeds the Letter of Credit Exposure at such time, Lender shall promptly apply the excess amount to any of the other Obligations then outstanding in any order or method elected by Lender unless no Event of Default shall have occurred and be continuing, in which case such excess shall be returned to Borrower or as a court of competent jurisdiction otherwise directs.

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6.6           Capital Contribution Payments.  In the event that there is an Event of Default under Section 5.10 (and there is no other Event of Default then in existence), Borrower may cure such Event of Default if (a) Capital Contribution Payments are made in strict compliance with the terms of the Capital Contribution Agreement and (b) Lender receives Capital Contribution Payments, in cash, in an amount sufficient (if treated as being EBITDA for the applicable Test Period) to cause compliance with the Fixed Charge Coverage Ratio.  For purposes of calculating the Fixed Charge Coverage Ratio with respect to all applicable Test Periods, EBITDA, solely for purposes of the Fixed Charge Coverage Ratio, shall be deemed to include the amount of Capital Contribution Payments that were received by Lender in accordance with this Section 6.6 as if such Capital Contribution Payments were made in the Test Period for which there was an Event of Default under Section 5.10 that gave rise to the requirement to make the applicable Capital Contribution Payments.

Section 7.                      Conditions Precedent; Post-Closing Covenants.

7.1           Conditions to Initial Loans.  Lender shall have no obligation to make or advance the initial Revolving Loans and Term Loan A and Term Loan B until each of the following conditions precedent shall have been satisfied:

(a)           Loan Parties shall execute and deliver, or cause to be executed and delivered by the applicable Person, as applicable, to Lender, in form and substance reasonably satisfactory to Lender, each of the following:

(i)           The Notes, the Individual Guaranties, the Capital Contribution Agreement, the Loan Party Guaranty, and the Security Documents;

(ii)           A Borrowing Base Certificate completed as of the Closing Date;

(iii)           Certificate regarding resolutions of the directors and, as applicable, managers of Loan Parties in a form reasonably acceptable to Lender;

(iv)           A favorable opinion of counsel to Loan Parties in form and substance reasonably acceptable to Lender;

(v)           The certificates of insurance as described in Section 4.5;

(vi)           UCC searches, tax lien and litigation searches, insurance certificates, notices or other documents which Lender may require to reflect, perfect or protect Lender’s first priority Lien in the Loan Collateral and all other Property pledged to secure the Obligations;

(vii)           All requisite releases of, or requisite commitments from the holders thereof acceptable to Lender to release, all liens and file all termination statements necessary to release all Liens (other than Permitted Liens) against the Loan Collateral and any other Property pledged to secure the Loans and all requisite waivers and subordination agreements, in a form satisfactory to Lender, to be executed and delivered by Loan Parties’ landlords, bailees, consignees, warehousemen and mortgagees which Lender deems necessary; and

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(viii)           Such additional information, materials and Loan Documents as Lender may reasonably request, including those on the closing checklist prepared by Lender’s counsel.

(b)           Loan Parties shall reimburse Lender for any and all fees, costs and out-of-pocket expenses including reasonable attorneys’ fees and other professionals’ fees, appraisal fees, and other expenses incurred or paid by Lender or any of its officers, employees or agents in connection with the preparation, negotiation, procurement, review or execution of this Agreement, the other Loan Documents and all other instruments, agreements, documents, policies, consents, waivers, subordinations, releases of liens, termination statements, satisfaction of mortgages, financing statements, lien searches, recordings, or filings related thereto, whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated.

(c)           Minimum excess Revolving Loan Availability of $3,000,000 at closing (i.e., taking into account all applicable borrowing limits, Borrowing Base Reserves, ineligibles and closing costs, whether or not paid at closing and on disbursement of funds and repayment of debts to be paid at closing) and after subtracting therefrom the total, as of such date, of the amount, if any, (i) of Loan Parties’ accounts payable which remain unpaid greater than sixty (60) days past the date of the original invoices applicable thereto, or with respect to accounts payable for which a Loan Party has received extended terms, which remain unpaid as of the due date thereof (exclusive of that accounts payable which is the subject of the A/P Trade Payable Agreements), and (ii) any book overdraft of any Loan Party.

(d)           The execution and delivery of each of the A/P Trade Payable Agreements.

(e)           The execution and delivery of the Owner/Affiliate Subordination Agreements by the applicable Loan Parties and the applicable Owner/Affiliate Subordinated Creditors party thereto.

(f)           The execution and delivery of the LaSalle Intercreditor Agreement by the applicable Loan Parties and LaSalle.

(g)           An irrevocable commitment of title insurance on the real property subject to the Mortgage from a title insurance company, acceptable to Lender, on the Closing Date (the “Title Policy”) in amount not less than $13,600,000 so as to afford full “extended form coverage” and showing as exceptions only items acceptable to Lender.  The Title Policy must contain those additional endorsements which are required by Lender.

7.2           Conditions to Each Revolving Loan and Issuance of Letters of Credit.  Lender shall have no obligation to advance additional Revolving Loans or issue any Letters of Credit unless, as to each such Loan, the following statements shall be true and correct:

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(a)           Each of the representations and warranties contained herein and in the other Loan Documents shall be correct in all material respects, and each shall be deemed to be reaffirmed as of the date of each such Revolving Loan or Letter of Credit with the same effect as though such representations and warranties had been made again on and as of each day of the term of this Agreement (other than with respect to representations and warranties which specifically relate to a prior date) subject to such changes as are not prohibited hereby or do not constitute Events of Default;

(b)           No event shall have occurred and be continuing, or would result from such Revolving Loan or Letter of Credit, which constitutes an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or lapse of time or both;

(c)           (i) The aggregate unpaid principal amount of the Revolving Loans after giving effect to such Revolving Loan shall not violate the lending limits set forth in Section 2.1 of this Agreement and (ii) the Letter of Credit Availability, after giving effect to such Letter of Credit, is greater than zero Dollars; and

(d)           No law or regulation prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains Lender, from making the requested advance.

The request by Borrower of the proceeds of a Revolving Loan and the issuance of each Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions in this Section 7.2, other than (i) those that have been waived in writing by Lender, or (ii) the type described in clause (d) of this Section 7.2,  have been satisfied.

7.3           Conditions to Drawing of Term Loan C.  Lender shall have no obligation to advance any portion of Term Loan C unless the following statements shall be true and correct and the following conditions are met (“Term Loan C Draw Conditions”):

(a)           Each of the representations and warranties contained herein and in the other Loan Documents shall be correct in all material respects, and each shall be deemed to be reaffirmed as of the date Term Loan C is advanced with the same effect as though such representations and warranties had been made again on and as of each day of the term of this Agreement (other than with respect to representations and warranties which specifically relate to a prior date) subject to such changes as are not prohibited hereby or do not constitute Events of Default;

(b)           No event shall have occurred and be continuing, or would result from such advance of Term Loan C, which constitutes an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or lapse of time or both;

(c)           (i) Lender has received Loan Parties’ Financial Statements for the Fiscal Year ending December 31, 2007 in accordance with this Agreement and (ii) the Fixed Charge Coverage Ratio is at least 1.10 to 1 for six consecutive months (without giving effect to any Capital Contribution Payments) after the Closing Date; and

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(d)           No law or regulation prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains Lender, from making the requested advance.

The request by Borrower of the proceeds of Term Loan C shall be deemed to constitute a representation and warranty by Borrower that the conditions in this Section 7.3, other than (i) those that have been waived in writing by Lender, or (ii) the type described in clause (d) of this Section 7.3,  have been satisfied.

Section 8.                      Participations.

8.1           Participation.  Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, may at any time after the Closing Date, sell to one or more lenders or other entities (“Participants”) participating interests in the Loans, the Loan Collateral or other security provided to Lender, or any other interests of Lender under this Agreement or the other Loan Documents; provided that, if no Event of Default then exists, Lender will seek the prior written approval of Borrower and Parent, not to be unreasonably withheld, conditioned or delayed (a) to sell any such participating interests to a Person that is not an Affiliate of Lender and (b) as to the identity of the proposed Participant; provided that no such consent is necessary if the proposed Participant is an Affiliate of Lender.

8.2           Participant Consents.  Loan Parties acknowledge that Participants have and will have certain rights under their respective participation agreements with Lender that may, subject to the terms of the participation agreements, require Lender to obtain the consent (collectively, “Participant Consents”) of some or all of the Participants before Lender takes or refrains from taking certain actions (other than as expressly required by the Loan Documents) or grants certain waivers, consents or approvals in respect of the Loans, the Loan Documents or the Loan Collateral.  None of the Participants, however, will have Participant Consent rights which are greater than those rights and remedies Lender has under the Loan Documents.  In addition, from time to time, Lender may request instructions from the Participants in respect of the actions, waivers, consents or approvals which by the terms of any of the Loan Documents Lender is permitted or required to take or to grant or to not take or grant (“Participant Instructions”).  If the Participant Consents are, pursuant to the terms of the respective participation agreements, required or Participant Instructions are requested, Lender will (i) be absolutely empowered to take or refrain from taking any action (other than as expressly required by the Loan Documents) or withhold any waiver, consent or approval and (ii) not be under any liability whatsoever to any Person, including Borrower, Parent and any Participant, from taking or refraining from taking any action or withholding any waiver, consent or approval under any of the Loan Documents until it has received the requisite Participant Consents or, as applicable, the Participant Instructions.  Further, in the event a Participant fails to fund its portion of any of the Loans, Lender shall be under no obligation to fund any portion of any of the Loans that was not funded by such Participant.  Borrower and Parent do hereby indemnify, defend, save and hold Lender, its Affiliates, and their respective officers, directors, attorneys, and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and reasonable attorneys’ fees), that Lender or any such indemnified party may incur as a result of a Participant failing to fund its portion of any Loan or failing to give a Participant Consent.

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8.3           Information.  Subject to the confidentiality provisions of Section 9.13, Borrower and Parent authorize Lender to disclose to any Participant or prospective Participant or any assignee or prospective assignee of Lender’s rights under the Loan Documents any and all financial information in Lender’s possession concerning Loan Parties which has been delivered to Lender by one or more Loan Party pursuant to the Loan Documents or in connection with Lender’s credit evaluation of Loan Parties or which has been obtained independently by Lender in its credit evaluation or audit of Loan Parties.

8.4           Law Requirements.  Nothing in the Loan Documents will prohibit Lender from pledging or assigning its interests in the Loans to any Federal Reserve Bank in accordance with applicable law; provided, that no such pledge or assignment to any Federal Reserve Bank shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender.

8.5           Exceptions.  Notwithstanding the foregoing, Lender may not assign or sell participations in all or any portion of Lender’s interests under this Agreement or any other Loan Document in contravention of the Federal Assignment of Claims Act or to any Person who is (a) listed on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation or (b) either (i) included with the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (ii) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislations or any other similar Executive Orders.

Section 9.                      Miscellaneous Provisions.

9.1           General.  This Agreement, the exhibits and the other Loan Documents are the complete agreement of the parties hereto and supersede all previous understandings and agreements relating to the subject matter hereof; provided that nothing herein or in any of the Loan Documents shall be construed to supersede, or to have merged into, any of the Fifth Third Shareholder Loans Documents, all of which will remain in full force and effect.  Loan Parties and Lender agree that none of the collateral release documents and instruments executed in connection with the Fifth Third Shareholder Loan Documents shall be construed to be, and each Loan Party agrees that they are not, a release of any of the Loan Collateral.  This Agreement may be amended only in writing signed by the party against whom enforcement of the amendment is sought.  This Agreement may be executed in counterparts.  If any part of this Agreement is held invalid, illegal or unenforceable, the remainder of this Agreement shall not in any way be affected.  This Agreement is and is intended to be a continuing agreement and shall remain in full force and effect until the Obligations are finally and irrevocably paid in full and the Line of Credit is terminated.   Any documents delivered by, or on behalf of, any Person by fax transmission or other electronic delivery of an image file reflecting the execution thereof: (i) may be relied on by all Persons as if the document were a manually signed original and (ii) will be binding on all Persons for all purposes of the Loan Documents.  If there is any conflict, ambiguity, or inconsistency, in Lender’s judgment, between the terms of this Agreement or any of the other Loan Documents, then the applicable terms and provisions, in Lender’s judgment, providing Lender with greater rights, remedies, powers, privileges, or benefits will control.

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9.2           Waivers.  Borrower and Parent each waives notice of non-payment (except as expressly required by this Agreement or the other Loan Documents), demand, presentment, protest or notice of protest of any Accounts or other Loan Collateral, the benefit of all valuation and appraisement laws following the occurrence and during the continuance of an Event of Default, and all other notices (except those notices specifically provided for in this Agreement).  To the fullest extent not prohibited by law, Borrower and Parent each waives and agrees not to assert any claim against Lender under any theory for consequential, special, indirect or punitive damages.

9.3           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, neither Borrower nor Parent may assign or transfer any of its rights or delegate any of its Obligations under this Agreement or any of the Loan Documents to which it is a party or otherwise bound, by operation of law or otherwise.  Lender (and any subsequent assignee) may (a) transfer and assign any or all of its rights or delegate any or all of its duties under this Agreement to an assignee selected by Lender in good faith or (b) transfer or assign partial interests in the Loans to other Persons or grant participations in the Loans to Participants in accordance with Section 8.  Subject to the confidentiality provisions of Section 9.13, Lender may disclose to all prospective and actual assignees and Participants all financial, business and other information about Loan Parties which Lender may possess at any time.

9.4           Subsidiaries.   If Borrower has any Subsidiaries at any time during the term of this Agreement with the consent of Lender, other than the Joint Ventures, the term “Borrower” in each representation, warranty and covenant herein shall mean Borrower as consolidated with each such Subsidiary, and Borrower shall cause each Subsidiary to be in compliance therewith.  The existence of references to Borrower’s Subsidiaries any place in this Agreement is for a matter of convenience only.  Any references to Subsidiaries of Borrower set forth herein shall not in any way be construed as consent by Lender to the establishment, maintenance or acquisition of any Subsidiary.

9.5           Security.  The Obligations are secured as provided in this Agreement, the Security Documents, in the other Loan Documents and in each other document or agreement that by its terms secures the repayment or performance of the Obligations.

9.6           Survival.  All representations, warranties, covenants and agreements made by Loan Parties herein and in the other Loan Documents shall survive the execution and delivery of this Agreement, the other Loan Documents and the issuance of the Notes.

9.7           Delay or Omission.  No delay or omission on the part of Lender in exercising any right, remedy or power arising from any Event of Default shall impair any such right, remedy or power or any other right remedy or power or be considered a waiver or any right, remedy or power or any Event of Default nor shall the action or omission to act by Lender upon the occurrence of any Event of Default impair any right, remedy or power arising as a result thereof or affect any subsequent Event of Default of the same or different nature.

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9.8           Notices.  Any notice required, permitted or contemplated hereunder shall, except as expressly provided in this Agreement, be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder and shall be deemed validly given: (a) when delivered in hand, (b) on completion of a facsimile transmission to the number listed below so long as (i) receipt of confirmation of the telecopy is made by the sending party and (ii) an original notice is also sent to the receiving party contemporaneously with facsimile by overnight courier in accordance with subparagraph (c) of this Section 9.8, (c) the next Business Day after such notice was delivered to a regularly scheduled nationally recognized overnight delivery carrier (such as FedEx, UPS, or DHL) with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (d) five (5) Business Days after such notice was mailed by registered or certified mail, return receipt requested, addressed as follows:

To Loan Parties:                                   Idea Sphere Inc.
632 Broadway
11th Floor
New York, New York 10012
Attn: Mark A. Fox, President
                                                                               Richard H. Neuwirth, General Counsel
Fax: (212) 505-5413

To Lender:                                             Fifth Third Bank
38 Fountain Square Plaza
MD #10AT63
Cincinnati, Ohio  45263
Attention:  Structured Finance Group
Fax: (513) 534-8400

Any party may change such address by sending written notice of the change to the other party.

9.9           No Partnership.  Nothing contained herein or in any of the Loan Documents is intended to create or shall be construed to create any partnership, joint venture or other relationship between Lender and Borrower or Lender and any other Loan Party other than as expressly set forth herein or therein and shall not create any joint venture, partnership or other relationship.

9.10           Electronic Communication.  Lender may, in its discretion, elect, from time to time, to receive certain information, including reports, otherwise required by the terms of this Agreement or the other Loan Documents (“Reports”) from any Loan Party via electronic mail transmission (“e-mail”).  Lender will designate from time to time its e-mail address to Parent (the “Lender E-mail Address”).  All e-mail transmissions of Reports from a Loan Party shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise required by Lender and shall conform to the specifications described in this Agreement. Loan Parties will be solely responsible for the confidentiality of the contents of e-mail transmissions during transmission to the Lender E-mail Address.  Loan Parties will be responsible for the accuracy of all information provided to Lender via e-mail transmission to the Lender E-mail Address, and any information so received by Lender will be deemed to have been submitted by and received from Loan Parties.  In the event of a failure of the transmission of the Reports, it is the responsibility of Loan Parties to transmit the contents of any pending transmission to Lender using an alternative method which is timely and in accordance with this Agreement.  Borrower and Parent agree that, by sending Lender the Reports via e-mail transmission, Loan Parties are certifying the truthfulness and accuracy in all material respects of the Reports submitted each and every time a Loan Party sends Lender the Reports.  Borrower and Borrower further agree that, on each occasion when a Loan Party sends Lender e-mail transmissions containing Reports, each Loan Party is warranting and representing to Lender the truthfulness and accuracy in all material respects of the representations and warranties relevant to that Report set forth in the relevant Loan Document.  Borrower and Parent consent to and represent that it is Loan Parties’ intent that by a Loan Party’s insertion of a Loan Party’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Loan Parties intend such to constitute a legally binding and enforceable signature of the applicable Loan Party, and in all aspects the legal equivalent of a Loan Party’s handwritten signature.

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9.11           Indemnification.  If after receipt of any payment of all or part of the Obligations, Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement shall continue in full force and effect and Borrower and Parent shall be liable to, and shall indemnify, save and hold Lender, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered.  The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance on such payment, and any such contrary action so taken shall be without prejudice to Lender’s rights under this Agreement and the other Loan Documents and shall be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable.  In addition, Borrower and Parent shall indemnify, defend, save and hold Lender, its Affiliates, and their respective officers, directors, attorneys, and employees harmless of, for, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses (including all accounting fees and reasonable attorneys’ fees) that Lender or any such indemnified party, jointly or severally, incurs arising out of: (a) this Agreement or any of the other Loan Documents, (b) any transaction contemplated by, or referred to in, or any matter related to, this Agreement or any of the other Loan Documents, (c) the making of any Loan or the use of the proceeds thereof, (d) the Loan Collateral, or (e) any act taken by Lender hereunder except in any such case to the extent arising out of the bad faith, willful misconduct or gross negligence of such indemnified party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  The provisions of this Section shall survive the termination of this Agreement.

9.12           Power of Attorney. Borrower and Parent each hereby appoints Lender, as its attorney-in-fact to indorse its name on all instruments and other documents payable to Borrower or Parent in order for Lender to perform its treasury management services under this Agreement, including under Section 2.4.  Upon the occurrence and during the continuation of an Event of Default, Lender shall be entitled, but not required, to perform any action or execute any document required to be taken or executed by Borrower or Parent under this Agreement and the other Loan Documents; provided that neither Borrower nor Parent shall be relieved of such obligation under this Agreement and the other Loan Documents.  The powers of attorney described in this Section are coupled with an interest which cannot be revoked until repayment of all Obligations.

9.13           Confidentiality.  Lender agrees that it will not to disclose without the prior consent of Borrower and Parent (other than to Lender’s employees, auditors, advisors, consultants, Affiliates and counsel, it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and Lender shall be responsible for the compliance of such person with this Section) any information with respect to Loan Parties to the extent and in the manner such information is kept confidential in accordance with Lender’s privacy policies and procedures with respect to its customers generally and as mandated by applicable law, provided that Lender may disclose any such information: (a) as has become generally available to the public unless such availability is as a result of the breach of this Section 9.13, (b) as may be required in any report, statement or testimony submitted to or examination conducted by any Governmental Authority having or claiming to have jurisdiction over Lender, (c) as may be required in response to any summons, subpoena, or civil investigative demand or in connection with any litigation or governmental investigation, (d) in order to comply with any requirement of applicable law, (e) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Obligations or any interest therein, provided that each such prospective or actual transferee or Participant agrees to be bound by the confidentiality provisions contained in this Section 9.13, (f) to other financial institutions or investment funds with respect to which Lender has a contractual relationship in accordance with Lender’s regular banking procedures in order to carry out the services to be performed by Lender for Loan Parties, provided that each such other financial institution or investment fund agrees to be bound by the confidentiality provisions contained in this Section 9.13, (g) to any nationally recognized rating agency that requires access to information regarding Lender’s investment portfolio in connection with such rating agency’s issuance of ratings with respect to Lender, provided that Lender advises such rating agency of the confidential nature of such information, (h) as may be required in connection with protecting, preserving, exercising or enforcing (or planning to exercise or enforce) any of Lender’s rights in, under or related to the Loan Documents after the occurrence of an Event of Default, (i) as permitted by Section 9.10, (j) to respond to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates (or any successor thereto) or other applicable industry standards relating to the exchange of credit information, and (k) which became available to Lender from a source other than a Loan Party or its representatives and not in breach of this Section 9.13, provided that Lender does not have reason to know that such source is bound by a confidentiality agreement regarding such information.

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9.14           Governing Law; Jurisdiction; Waiver of Jury Trial.   This Agreement and the other Loan Documents shall be governed by the domestic laws of the State of Ohio.  Borrower and Parent agree that the state and federal courts in Hamilton County, Ohio have non-exclusive jurisdiction over all matters arising out of the Loan Documents, WITHOUT LIMITATION ON THE ABILITY OF LENDER, ITS SUCCESSORS AND ASSIGNS, TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO THE REPAYMENT AND COLLECTION OF THE OBLIGATIONS AND THE EXERCISE OF ALL OF LENDER’S RIGHTS AGAINST LOAN PARTIES WITH RESPECT THERETO AND ANY SECURITY OR PROPERTY OF LOAN PARTIES, INCLUDING DISPOSITIONS OF THE LOAN COLLATERAL, and that service of process in any such proceeding shall be effective if mailed to Borrower and Parent at the address described in the Notices section of this Agreement, with a copy sent to Borrower’s Counsel.  LENDER, PARENT, AND BORROWER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE OTHER LOAN DOCUMENTS.

9.15           PATRIOT ACT NOTICE.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each party who opens an account.  Lender will ask each party to a financial transaction their name, address and other information that will allow Lender to identify such party.  Lender may also ask to see other documents that substantiate a party’s identity.

[Signature Page Follows]

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IN WITNESS WHEREOF, Borrower, Parent and Lender have executed this Agreement by their duly authorized officers as of the date first above written.

TWINLAB CORPORATION

By: /S/ Mark A. Fox
Mark A. Fox, President and Chief Operating Officer

IDEA SPHERE INC.

By: /S/ Mark A. Fox
Mark A. Fox, President and Chief Operating Officer

FIFTH THIRD BANK

By: /S/ Andrew P. Hanson
Andrew P. Hanson, Vice President

SIGNATURE PAGE TO
CREDIT AGREEMENT
(Twinlab Corporation)

STATE OF        ________________       )
                )  ss
COUNTY OF    ________________        )

The foregoing instrument was acknowledged before me this ____ day of January, 2008, by Mark A. Fox, President and Chief Operating Officer of Twinlab Corporation, a Delaware corporation, on behalf of such corporation.

My Commission Expires:

  NOTARY PUBLIC

[Notary Seal]

STATE OF        ________________        )
                 )  ss
COUNTY OF    ________________        )

The foregoing instrument was acknowledged before me this ____ day of day of January, 2008, by Mark A. Fox, President and Chief Operating Officer of Idea Sphere Inc., a Michigan corporation, on behalf of such corporation.

My Commission Expires:

  NOTARY PUBLIC

[Notary Seal]

ACKNNOWLEDGMENT PAGE TO
CREDIT AGREEMENT
(Twinlab Corporation)